                                                                       EXHIBIT 2


                               AGREEMENT AND PLAN

                                   OF MERGER

                                     DATED

                               DECEMBER 22, 1997

                                     AMONG

                          MIRAGE RESORTS, INCORPORATED

                          MIRAGE ACQUISITION SUB, INC.

                                      AND

                             BOARDWALK CASINO, INC.

                               TABLE OF CONTENTS
                               -----------------

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
ARTICLE I       THE MERGER................................................   2

       1.1      The Merger................................................   2

       1.2      Effective Time............................................   2

       1.3      Closing...................................................   3

       1.4      Directors and Officers of the Surviving Corporation.......   3

       1.5      Stockholders' Meeting.....................................   3


ARTICLE II CONVERSION OF SHARES...........................................   4

       2.1      Conversion of Capital Stock...............................   4

       2.2      Exchange of Certificates..................................   5


ARTICLE III [Intentionally Omitted].......................................   6


ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE
       COMPANY............................................................   6

       4.1      Organization and Qualification............................   6

       4.2      Capitalization of the Company.............................   7

       4.3      Power and Authority.......................................   8

       4.4      Board Recommendations; Anti-takeover Provisions...........   9

       4.5      Compliance................................................   10

       4.6      Consents and Approvals; No Violation......................   11

       4.7      Assignment of MOU.........................................   12

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       4.8      SEC Reports; Financial Statements, Absence of
                Undisclosed Liabilities...................................    13

       4.9      Absence of Certain Changes................................    14

       4.10     Company Proxy Statement...................................    15

       4.11     Absence of Litigation.....................................    15

       4.12     Taxes.....................................................    15

       4.13     Employee Benefits.........................................    16

       4.14     Intellectual Property.....................................    19

       4.15     Material Contracts........................................    20

       4.16     Insurance.................................................    20

       4.17     Labor Matters.............................................    21

       4.18     Real Property.............................................    21

       4.19     Environmental Matters.....................................    24

       4.20     Representations Complete..................................    26

       4.21     Disclosure Schedule.......................................    26

ARTICLE V REPRESENTATIONS AND WARRANTIES OF
       PARENT AND MERGER SUB..............................................    26

       5.1      Organization..............................................    26

       5.2      Authority Relative to this Agreement......................    27

       5.3      Consent and Approvals; No Violation.......................    27

       5.4      Information Supplied......................................    28

       5.5      Merger Sub's Operations...................................    28

       5.6      Capitalization............................................    28
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                                      -ii-

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       5.7      Financing.................................................    28

ARTICLE VI CONDUCT OF BUSINESS BY THE COMPANY
       PRIOR TO EFFECTIVE DATE............................................    28

       6.1      Ordinary Course...........................................    28

       6.2      Dividends; Changes in Stock...............................    29

       6.3      Issuance, Repurchase or Repricing of Securities...........    29

       6.4      Governing Documents; Board of Directors...................    29

       6.5      No Dispositions...........................................    29

       6.6      Indebtedness..............................................    29

       6.7      Employees and Affiliates..................................    29

       6.8      Benefit Plans.............................................    30

       6.9      Taxes.....................................................    30

       6.10     Consultation and Cooperation..............................    30

       6.11     Additional Matters........................................    31

       6.12     Consent to Stockholder Agreements and Release.............    31

ARTICLE VII ADDITIONAL COVENANTS..........................................    32

       7.1      No Solicitation...........................................    32

       7.2      Access to Information; Confidentiality....................    34

       7.3      HSR Act...................................................    35

       7.4      Consents and Approvals....................................    35

       7.5      Closing of Stockholder Agreements;
                Parent Obligation to Effect Merger Once
                Stockholder Agreements Fully Consummated..................    36

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       7.6      Notification of Certain Matters...........................    36

       7.7      Additional Actions........................................    37

       7.8      Interference with Transactions............................    37

       7.9      Publicity.................................................    37

       7.10     Opinion of Company Counsel................................    38

       7.11     Resignation of Directors..................................    38

       7.12     Parent Consent to Merger..................................    38

       7.13     Parent Consent to Deferral of March
                Interest Payment on First Mortgage Notes..................    38

ARTICLE VIII CONDITIONS...................................................    38

       8.1      Conditions to each Party's Merger Obligations to Effect the
                to Effect the Merger......................................    38

       8.2      Conditions to Obligations of Parent and Merger Sub
                to Effect the Merger......................................    39

ARTICLE IX TERMINATION....................................................    41

       9.1      Termination...............................................    41

       9.2      Effect of Termination.....................................    42

ARTICLE X GENERAL PROVISIONS..............................................    43

       10.1     Fees and Expenses.........................................    43

       10.2     Amendment and Modification................................    44

       10.3     Nonsurvival of Representations and Warranties.............    44

       10.4     Notices...................................................    44

       10.5     Definitions; Interpretation...............................    45

       10.6     Specific Performance......................................    46
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                                      -iv-

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       10.7     Counterparts..............................................    46

       10.8     Entire Agreement; No Third Party Beneficiaries............    46

       10.9     No Control of the Company by Parent Under Gaming
                Laws......................................................    46

       10.10    Severability..............................................    46

       10.11    Governing Law.............................................    46

       10.12    Assignment................................................    46

       10.13    No Prior Agreements.......................................    47

                          AGREEMENT AND PLAN OF MERGER


     This Agreement and Plan of Merger (this "AGREEMENT") is entered into on December 22, 1997, by and among Mirage Resorts, Incorporated, a Nevada corporation, located at 3400 Las Vegas Boulevard South, Las Vegas, Nevada 89109 ("PARENT"), Mirage Acquisition Sub, Inc, a Nevada corporation and wholly-owned subsidiary of Parent, located at 3400 Las Vegas Boulevard South, Las Vegas, Nevada 89109 ("MERGER SUB"), and Boardwalk Casino, Inc., a Nevada corporation, located at 3750 Las Vegas Boulevard South, Las Vegas, Nevada 89109 (the "COMPANY").

                                    RECITALS

     WHEREAS, Parent and the Board of Directors of Merger Sub have determined that it is advisable and in the best interests of Parent and Merger Sub to engage in a transaction whereby Parent will acquire the Company on the terms and subject to the conditions set forth herein; and

     WHEREAS, the Board of Directors of the Company has determined that it is advisable and in the best interests of the Company and its stockholders to engage in a transaction whereby Parent will acquire the Company on the terms and subject to the conditions set forth in this Agreement; and

     WHEREAS, as an inducement to Parent to acquire the Company, and as a condition to Parent's willingness to enter into this Agreement, concurrently with the execution and delivery of this Agreement, Jeffrey P. Jacobs and certain of his affiliates (collectively "JACOBS"), and Avis Jansen, on behalf of herself, the Estate of Norbert W. Jansen and the Jansen Family Trust (collectively, "JANSEN"), have each executed agreements with Parent, dated the date hereof (collectively, the "STOCKHOLDER AGREEMENTS") pursuant to which Jacobs and Jansen (individually, a "SELLING STOCKHOLDER"; and collectively, the "SELLING STOCKHOLDERS") have agreed, among other things, to sell to Parent or Merger Sub all of their shares of common stock, par value $.001 per share, of the Company (hereinafter referred to as either the "SHARES" or the "COMPANY COMMON STOCK") and the Company's 6% Non-Voting Cumulative Preferred Shares, Series A (the "PREFERRED SHARES"), and, pursuant to the Stockholder Agreements with Jansen, the parties have agreed to certain amendments to the lease agreement pursuant to which Jansen operates a gift shop upon the Company's premises and that Parent will purchase from Jansen, and Jansen will sell to Parent, certain real estate currently leased to the Company; and

     WHEREAS, Parent and the respective Boards of Directors of Merger Sub and the Company have approved the merger (the "MERGER") of Merger Sub into the Company, upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding share of Company Common Stock not owned directly or indirectly by Parent or the Company, except shares of Company Common Stock held by persons who object to the Merger and comply with all the provisions of Nevada law concerning the rights, if any, of holders of Company Common Stock to dissent from the Merger and demand appraisal of their shares of Company Common Stock (each, a "DISSENTING STOCKHOLDER"), will be converted into the right to receive $5.00 per share in cash.

     NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements contained herein, the parties hereto agree as follows:

                                   ARTICLE I
                                  THE MERGER

     1.1  The Merger.
          ----------

          (a) Subject to the terms and conditions of this Agreement, and pursuant to Section 92A.250 of the Nevada Revised Statutes ("NRS"), at the Effective Time (as defined in Section 1.2) the Company and Merger Sub shall consummate the Merger pursuant to which (i) Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease, (ii) the Company shall be the successor or surviving corporation in the Merger (the "SURVIVING CORPORATION") and shall continue to be governed by the laws of the State of Nevada, and (iii) the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger.

          (b) Pursuant to the Merger, (i) the articles of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Corporation until thereafter amended as provided by applicable law and such articles of incorporation, and (ii) the bylaws of the Company, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended as provided by law, the articles of incorporation and such bylaws.

          (c) The Merger shall have the effects set forth in the NRS (including without limitation Section 92A.250 thereof). Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation. As of the Effective Time, the Company shall become a wholly-owned subsidiary of Parent.

     1.2  Effective Time.  On the date of Closing (as defined in Section 1.3) as
          --------------
soon as practicable following the satisfaction or waiver of the conditions set forth in Article (or on such other date as Parent and the Company may agree) the parties shall cause articles of merger or other appropriate documents (in any such case, the "ARTICLES OF MERGER") to be executed and filed with the Secretary of State of the State of Nevada in accordance with the provisions of Chapter 92A of the NRS, and make all other filings and recordings required by the NRS in connection with the Merger. The Merger shall become effective at the time and on the date on which the Articles of Merger have been duly filed with the Secretary of State of the State of Nevada or such later time as is agreed upon by the parties and specified in the Articles of Merger, and such time is hereinafter referred to as the "EFFECTIVE TIME."

     1.3  Closing.  The Closing of the Merger (the "CLOSING") will take place at
          -------
9:00 a.m., Las Vegas time, on a date to be specified by the parties, which shall be no later than the second business day after satisfaction or waiver of all of the conditions set forth in Article hereof (the "CLOSING DATE"), at the offices of Jones Vargas, at 3773 Howard Hughes Parkway, 3rd Floor, Las Vegas, Nevada, unless another date or place is agreed to in writing by the parties hereto.

     1.4  Directors and Officers of the Surviving Corporation.  The directors
          ---------------------------------------------------
and officers of Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors shall have been duly elected or appointed or qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's articles of incorporation and bylaws.

     1.5  Stockholders' Meeting.
          ---------------------

          (a) The Company, acting through its Board of Directors, shall, in accordance with applicable law:

               (i) take all action necessary, in accordance with applicable law and its articles of incorporation and bylaws, to duly call, give notice, convene and hold a special meeting of the holders of Company Common Stock (the "SPECIAL MEETING") as promptly as practicable for the purpose of considering and taking action upon this Agreement;

               (ii) prepare and file with the United States Securities and Exchange Commission (the "SEC") a preliminary proxy or information statement relating to the Merger and this Agreement and use its reasonable efforts (x) to obtain and furnish the information required to be included by the SEC in the Company Proxy Statement (as defined below) and, after consultation with Parent, to respond promptly to any comments made by the SEC with respect to the preliminary proxy or information statement and cause a definitive proxy or information statement (the "COMPANY PROXY STATEMENT") to be mailed to its stockholders and (y) to obtain the necessary approval of the Merger and approval and adoption of this Agreement by its stockholders; and

               (iii) include in the Company Proxy Statement the recommendation of the Board of Directors that stockholders of the Company vote in favor of the approval of the Merger and the approval and adoption of this Agreement.

          (b) Parent and Merger Sub agree that they shall, and shall cause any permitted assignee of each of them to, vote all Shares then owned by any of them which are entitled to vote in favor of the approval of the Merger and the approval and adoption of this Agreement.


                                   ARTICLE II
                              CONVERSION OF SHARES

     2.1  Conversion of Capital Stock.  As of the Effective Time, by virtue of
          ---------------------------
the Merger and without any action on the part of the holders of any share of Company Common Stock or common stock, no par value, of Merger Sub (the "MERGER SUB COMMON STOCK"):

          (a)  Merger Sub Common Stock.  Each issued and outstanding share of
               -----------------------
Merger Sub Common Stock shall be converted into and become 71,795 fully paid and nonassessable shares of common stock of the Surviving Corporation.

          (b)  Cancellation of Treasury Stock and Parent-Owned Stock.  All
               -----------------------------------------------------
shares of Company Common Stock that are owned by the Company as treasury stock and any shares of Company Common Stock owned by Parent, Merger Sub or any other direct or indirect wholly-owned subsidiary of Parent shall be canceled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor.

          (c)  Conversion of Shares.  Each issued and outstanding share of
               --------------------
Company Common Stock (other than shares to be canceled in accordance with Section 2.1(b) and, if applicable, Shares held by Dissenting Stockholders as described in Section 2.1(e)) shall be converted into the right to receive $5.00 in cash, payable to the holder thereof, without interest (the "MERGER CONSIDERATION"), upon surrender of the certificate formerly representing such share of Company Common Stock in the manner provided in Section 2.2. All such shares of Company Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such certificate in accordance with
Section 2.2, without interest.

          (d)  Company Preferred Stock.  All shares of preferred stock of the
               -----------------------
Company, including without limitation the Preferred Shares, which are outstanding at the Effective Time shall remain outstanding and shall not be affected by the Merger.

          (e)  Shares of Dissenting Stockholders.  Notwithstanding anything in
               ---------------------------------
this Agreement to the contrary, in the event that holders of Shares are determined to have rights pursuant to Section 92A.380 of the NRS, any issued and outstanding shares of Company Common Stock held by a Dissenting Stockholder shall not be converted as described in Section 2.1(c) but shall become the right to receive such consideration as may be determined to be due to such Dissenting Stockholder pursuant to the laws of the State of Nevada; provided, however, that
                                                         --------  -------
the shares of Company Common Stock
outstanding immediately prior to the Effective Time and held by a Dissenting Stockholder who shall, after the Effective Time, fail to perfect his right to appraisal, withdraw his demand for appraisal or lose his right of appraisal, in any case pursuant to Sections 92A.390 through 92A.440 of the NRS, shall be deemed to be converted as of the Effective Time into the right to receive the Merger Consideration. The Company shall give Parent (i) prompt notice of any written demands for appraisal of shares of Company Common Stock received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to any such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, voluntarily make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands.

     2.2  Exchange of Certificates.
          ------------------------

          (a)  Paying Agent.  Parent shall designate a bank or trust company to
               ------------
act as agent for the holders of shares of Company Common Stock in connection with the Merger (the "PAYING AGENT") to receive the funds to which holders of shares of Company Common Stock shall become entitled pursuant to Section 2.1(c). Such funds shall be invested by the Paying Agent as directed by Parent or the Surviving Corporation.

          (b)  Exchange Procedures.  As soon as reasonably practicable after the
               -------------------
Effective Time, the Paying Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "CERTIFICATES"), whose Shares were converted pursuant to Section 2.1 into the right to receive the Merger Consideration (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Parent and the Company may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for payment of the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each share of Company Common Stock formerly represented by such Certificate and the Certificate so surrendered shall forthwith be canceled. If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such payment shall have paid any transfer and other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration in cash as contemplated by this Section 2.2.

          (c)  Transfer Books; No Further Ownership Rights in Company Common
               -------------------------------------------------------------
Stock.  At the Effective Time, the stock transfer books of the Company shall be
-----
closed and thereafter there shall be no further registration of transfers of shares of Company Common Stock on the records of the Company. From and after the Effective Time, the holders of Certificates evidencing ownership of shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided for herein or by applicable law. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.

          (d)  Termination of Fund; No Liability.  At any time following six
               ---------------------------------
months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) which had been made available to the Paying Agent and which have not been disbursed to holders of Certificates, and thereafter such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates, without any interest thereon. Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of a Certificate for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.


                                  ARTICLE III
                            [INTENTIONALLY OMITTED]



                                  ARTICLE IV
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to Parent and Merger Sub as follows:

     4.1  Organization and Qualification.
          ------------------------------

          (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

          (b) The Company is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, and to perform all of its obligations under any contract under which the Company (A) has or may acquire any rights, (B) has or may become subject to any obligation or liability or

(C) is or may, or any of the assets used or owned by it are or may, become bound, except where the failure to be so duly qualified or licensed and in good standing or to effect such performance would not, individually or in the aggregate, have a Company Material Adverse Effect. When used in this Agreement, the term "COMPANY MATERIAL ADVERSE EFFECT" means any change or effect that would
(i) be materially adverse to the business, assets (tangible or intangible), results of operations, liabilities or financial condition of the Company, or
(ii) impair the ability of the Company to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

          (c) The Company has heretofore furnished or made available to Parent complete and correct copies of the Company's articles of incorporation and bylaws, each as amended to the date hereof, and all of such articles of incorporation, bylaws and equivalent organizational documents are in full force and effect. The Company is not in violation of any of the provisions of the Company's articles of incorporation or bylaws.

     4.2  Capitalization of the Company.
          -----------------------------

          (a) The authorized capital stock of the Company consists of (i) 50,000,000 shares of Company Common Stock, of which 7,179,429 shares are currently issued and outstanding and (ii) 15,000,000 shares of preferred stock, $.001 par value, of which 3,250 Preferred Shares are currently issued and outstanding. All outstanding shares of capital stock of the Company have been validly issued, and are fully paid, nonassessable and free of preemptive rights. Set forth in Schedule 4.2(a) are all outstanding options, warrants, or other
             ---------------
rights to purchase capital stock of the Company from the Company. Except as set forth above or in Schedule 4.2(a), there are outstanding (A) no shares of
                  ---------------
capital stock or other voting securities of the Company, (B) no securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company, (C) no options, subscriptions, warrants, convertible securities, calls or other rights to acquire from the Company, and no obligation of the Company to issue, deliver or sell, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company, and (D) no equity equivalents, performance shares, interests in the ownership or earnings of the Company or other similar rights issued by the Company (the items referred to in clauses
(A)-(D) are referred to herein as "COMPANY SECURITIES"). Except as set forth on
Schedule 4.2(a) hereto, (i) there are no outstanding obligations of the Company
---------------
to repurchase, redeem or otherwise acquire any Company Securities, (ii) no agreement or other document grants or imposes on any shares of the Company Common Stock any right, preference, privilege or restriction with respect to the transactions contemplated hereby (including without limitation any rights of first refusal), other than the right to dissent from the Merger as provided in
Section 2.1(e) above and (iii) there are no bonds, debentures, notes or other indebtedness having general voting rights (or convertible into securities having such rights) of the Company issued and outstanding.

          (b) The Company has no subsidiaries. Except for portfolio securities with an aggregate fair market value not in excess of $50,000, the Company has not made, directly or indirectly, any material investment or ownership interest in (including without limitation any ownership of capital stock or other equity securities), advance to or purchase or guaranty of any obligations of, any entity, nor is the Company subject to any obligation or requirement to provide funds for or make any investment (in the form of a loan, capital contribution or otherwise) in any entity. For purposes of this Agreement, "SUBSIDIARY" shall mean, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (x) at least a majority of the securities or other interests having by their terms voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries, or by such party and one or more of its subsidiaries, or (y) such party or any other subsidiary of such party is a general partner (excluding such partnerships where such party or any subsidiary of such party do not have a majority of the voting interest in such partnership).

          (c) All issued and outstanding warrants, options and other rights to acquire Company Securities (other than the stock options outstanding under the Company's 1994 Stock Compensation Plan or the Company's Outside Directors Stock Option Plan (each, a "COMPENSATION OPTION")), will, as of or prior to the Effective Time, terminate or will thereafter constitute only the right to receive the excess, if any, of the per share Merger Consideration over the per share exercise price of such warrant, option or such other right, multiplied by the number of shares for which such warrant or option is exercisable immediately prior to the Effective Time (the "OPTION/WARRANT SPREAD"), without obligation of any other payment. The termination of all Compensation Options will be governed by the termination provisions contained in the Company's 1994 Stock Compensation Plan or the Company's Outside Directors Stock Option Plan attached to Schedule
                                                                      --------
4.2(a), as applicable.
------

     4.3  Power and Authority.
          -------------------

          (a) The Company has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Company's Board of Directors. This Agreement has been duly and validly executed and delivered by the Company and is a valid and binding agreement of the Company, enforceable against it in accordance with its terms, except (a) as such enforcement may be subject to bankruptcy, insolvency or similar laws now or hereafter in effect relating to creditors rights generally (collectively, the "BANKRUPTCY EXCEPTIONS"), and (b) as the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

          (b) Except for the action contemplated by Section 1.5 hereof, the Board of Directors of the Company has duly and validly approved and taken all corporate action required to be taken by the Board of Directors for the consummation by the Company of the transactions to which it is a party contemplated by this Agreement, including the

Merger and the acquisition of Shares pursuant to the Merger, the Stockholder Agreements and any Other Transactions.

     4.4  Board Recommendations; Anti-takeover Provisions.
          -----------------------------------------------

          (a) The Company's Board of Directors, at a meeting duly held on December 18, 1997 has (i) declared that as of such date it has not considered or acted on any proposed agreement, arrangement, or understanding with Parent or any other party with respect to the transactions contemplated by the Stockholder Agreements and this Agreement, (ii) duly and validly taken all action necessary to: (A) amend the Company's Bylaws in such a manner as is necessary to ensure that the provisions of Sections 78.378 through 78.3793, inclusive, of the NRS do not apply to the Company (and the provision of the Bylaws effecting the foregoing shall be referred to as the "CONTROL SHARE OPT-OUT BYLAW"); and (B) ensure that the prohibitions contained in Sections 78.411 through 78.444, inclusive, of the NRS applicable to "combinations" (as defined in Section 78.416) would not apply to substantially contemporaneous purchasing by Parent and/or its affiliates of (a) all of the outstanding voting shares of the Company from the Selling Stockholders and (b) all the remaining outstanding voting shares of the Company from the remaining stockholders, as contemplated by this Agreement; and (iii) has received a written legal opinion, dated the date hereof, of Jones Vargas, counsel to the Company, addressed to the Company, Parent and Merger Sub, satisfactory in form and substance to Parent and its counsel, to the effect described in clause (ii) above as to matters of Nevada law.

          (b) The Company's Board of Directors, at a meeting duly held on December 22, 1997 has duly and validly: (i) determined that each of the Merger and the transactions contemplated thereby is fair to and in the best interests of the Company's stockholders; (ii) approved and adopted this Agreement and the transactions contemplated hereby (including without limitation (x) the acquisition of the Company by Parent or any of its affiliates, and any purchase of Shares in connection therewith, by means of this Agreement, the Merger, the Stockholder Agreements and/or any other transactions conducted to effectuate the acquisition of the Company by Parent or its affiliates in accordance with this Agreement ("OTHER TRANSACTIONS") and (y) any other transactions contemplated hereby and by the foregoing clause (x)); (iii) resolved to recommend that the stockholders of the Company approve and adopt this Agreement and the Merger;
(iii) resolved not to alter, amend, repeal, modify or otherwise restrict the effect of the Control Share Opt-Out Bylaw for a period of not less than fourteen
(14) days following the date of such December 22, 1997 Board of Directors meeting; and (iv) has received an opinion from its financial advisor that the Merger Consideration is fair to the Company's stockholders from a financial point of view.

     4.5  Compliance.
          ----------

          (a)  Except as set forth in Schedule 4.5(a), since January 1, 1994,
                                      ---------------
the Company and its affiliates, officers, directors, agents and employees have been and are in compliance with (i) all applicable laws, rules, statutes, orders, ordinances and regulations of foreign, Federal, state and local governmental authorities applicable to the businesses conducted by the Company, and neither the Company nor any of its affiliates, is aware of any claim of violation, or of any actual violation, of any such laws, rules, statutes, orders, ordinances and regulations, by the Company, except where such failure or violation (whether actual or claimed) would not have a Company Material Adverse Effect and (ii) all applicable federal, state, local or foreign statutes, ordinances, rules, regulations, permits, consents, approvals, licenses, judgments, orders, decrees, injunctions or other authorizations governing or relating to the Company's current or contemplated casino, liquor related activities and gaming activities and operations, including, without limitation, the Nevada Gaming Control Act, as amended (the "NEVADA ACT"), and the rules and regulations promulgated thereunder, or applicable to the properties owned or leased and used by the Company (collectively, "GAMING LAWS"). None of the Company or any employee, officer, director or stockholder or any affiliate thereof, has received any written claim, demand, notice, complaint, court order or administrative order from any governmental authority since January 1, 1994, asserting that a license of the Company or of any such employee, officer, director or stockholder or affiliate thereof, as applicable, under any Gaming Laws should be revoked or suspended or that any such party is not in full compliance with such license (with respect to such employee, officer, director or stockholder or affiliate thereof, to the extent that such revocation or suspension or non-compliance might result in the revocation or suspension of the Company's license).

          (b)  Except as set forth in Schedule 4.5(b), since January 1, 1994,
                                      ---------------
the Company has possessed and currently possesses, and is current on all fees with regard to, all franchises, certificates, licenses, permits and other authorizations from any governmental authorities and all patents, trademarks, service marks, trade names, copyrights, licenses and other rights that are necessary to the Company for the present ownership, maintenance and operation of its business, properties and assets (including without limitation all gaming and liquor licenses), except where the failure to possess such franchises, certificates, licenses, permits, and other authorizations, patents, trademarks, service marks, trade names, copyrights, licenses and other rights (other than those required to be obtained from the Nevada Gaming Commission (the "GAMING COMMISSION"), the Nevada State Gaming Control Board (the "CONTROL BOARD"), the Clark County Liquor and Gaming Licensing Board (the "CCB"), and the City of Las Vegas ("LAS VEGAS") (the Gaming Commission, the Control Board, the CCB, and Las Vegas are collectively referred to as the "GAMING AUTHORITIES"), including approvals under the Gaming Laws) would not have a Company Material Adverse Effect; and the Company is not in violation of any thereof, except where such violation would not have a Company Material Adverse Effect.

          (c)  Except as set forth in Schedule 4.5(c), since January 1, 1994,
                                      ---------------
the Company has not violated (with or without notice or lapse of time) any applicable provisions of (i) any laws, rules, statutes, orders, ordinances or regulations, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise, or other instrument or obligations to which the Company is a party or by which the Company or any of its properties are bound or affected, except as will not have a Company Material Adverse Effect.

          (d)  Except as set forth in Schedule 4.5(d), since January 1, 1994:
                                      ---------------
(i) the Company is, and has been, in full compliance with all of the terms and requirements of each award, decision, injunction, judgment, order, ruling, subpoena, or verdict (each, an "ORDER") entered, issued, made, or rendered by any court, administrative agency, or other governmental entity, officer or authority or by any arbitrator to which it, or any of the assets owned or used by it, is or has been subject, and (ii) no event has occurred or circumstance exists that may constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which the Company, or any of the assets owned or used by the Company, is subject, except where such non-compliance, violation or failure to comply would not have a Company Material Adverse Effect.

          (e)  Except as set forth in Schedule 4.5(e), the Company has not
                                      ---------------
received, at any time since January 1, 1994, any notice or other communication (whether oral or written) regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any term or requirement of any Order to which the Company, or any of the assets owned or used by the Company, is or has been subject, except as would not have a Company Material Adverse Effect.

          (f)  Except as set forth on Schedule 4.5(f), no investigation or
                                      ---------------
review by any government entity, officer or authority, including without limitation any investigation or review by Gaming Authorities or relating to compliance with Gaming Laws, with respect to the Company is pending or, to the knowledge of the Company, threatened, nor has any government entity, officer or authority indicated an intention to conduct the same.

     4.6  Consents and Approvals; No Violation.  The execution and delivery of
          ------------------------------------
this Agreement do not, and the consummation of the transactions contemplated hereby and the performance by the Company of its obligations hereunder will not:

          (a) subject to the obtaining of any requisite approvals of the Company's stockholders as contemplated by Section 15 hereof, conflict with or violate any provision of the Company's articles of incorporation or bylaws;

          (b) require any consent, approval, order, authorization or permit of, or registration, filing or notification to, any governmental or regulatory authority or agency (a "GOVERNMENTAL ENTITY"), except for (i) the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), (ii) the filing with the SEC of (x) the Company Proxy Statement relating to the approval and adoption by the Company's stockholders of the Merger and this Agreement, if such approval and adoption is required by law, and (y) such reports under Sections 13 and 16 of the Securities Exchange Act of 1934, as amended ("EXCHANGE ACT"), as may be required in connection with this Agreement, the Stockholder Agreements and the transactions contemplated hereby and thereby, (iii) obtaining all necessary approvals under applicable Gaming Laws, including those required by the Gaming Authorities, (iv) the filing of the Articles of Merger with the Secretary of

State of the State of Nevada, and (v) such additional actions or filings which, if not taken or made, would not, individually or in the aggregate, have a Company Material Adverse Effect;

          (c)  except as disclosed on Schedule 4.6(c), result in any conflict
                                      ---------------
with or violation of or the breach of or constitute a default (with notice or lapse of time or both) under, or give rise to any right of termination, cancellation or acceleration or guaranteed payments under or to a loss of a material benefit under, any of the terms, conditions or provisions of any note, bond, indenture, lease, mortgage, license, franchise, agreement or other instrument or obligation to which the Company is a party or by which the Company or any of its properties or assets may be bound, except for such conflicts, violations, breaches, defaults, or rights of termination, cancellation or acceleration, or losses as to which requisite waivers or consents have been obtained or will be obtained prior to the Effective Time or which, individually or in the aggregate, would not result in a Company Material Adverse Effect;

          (d) violate the provisions of any order, writ, injunction, judgment, decree, statute, rule or regulation applicable to the Company, in such a manner as to result in a Company Material Adverse Effect; or

          (e) result in the creation of any lien, charge or encumbrance upon any shares of capital stock, properties or assets of the Company under any agreement or instrument to which the Company is a party or by which the Company is bound.

     4.7  Assignment of MOU.  The Company has consented (and hereby reaffirms
          -----------------
such consent) to the termination and release of any rights and obligations of the Company under that certain Memorandum of Understanding, dated October 29, 1997 between, among others, the Company and Jacobs, Jacobs Entertainment Nevada, Inc. and Diversified Opportunities Group Ltd.

     4.8  SEC Reports; Financial Statements, Absence of Undisclosed Liabilities.
          ---------------------------------------------------------------------

          (a) The Company has filed all forms, reports and documents required to be filed with the SEC since February 11, 1994. The Company has made available to Parent, in the form filed with the SEC, the Company's (i) Annual Reports on Form 10-KSB for the fiscal years ended September 30, 1996, 1995 and 1994, (ii) all Quarterly Reports on Form 10-QSB filed by the Company with the SEC since February 11, 1994, (iii) all proxy statements relating to meetings of the Company's stockholders since February 11, 1994 and (iv) all Current Reports on Form 8-K and registration statements and other forms, reports and documents, filed by the Company with the SEC since February 11, 1994 (collectively and as amended, the "SEC REPORTS"). As of their respective dates, the SEC Reports complied in all material respects with all applicable requirements of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, and the Exchange Act, as the case may be, each as in effect on the dates such SEC Reports were filed. As of their respective dates, none of the SEC Reports, including, without limitation, any financial statements or schedules included therein, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included in the SEC Reports fairly present, in all material respects, in conformity with GAAP (as defined below) applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Company as of the dates thereof and its consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements). The Company has heretofore made available or promptly will make available to Parent a complete and correct copy of any amendments or modifications, which are required to be filed with the SEC but have not yet been filed with the SEC, to the SEC Reports. As used in this Agreement, "GAAP" means United States generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession in the United States as in effect on the date hereof.

          (b)  Except as set forth in Schedule 4.8(b) hereto, the Company has no
                                      ---------------
liabilities of any nature (whether accrued, absolute, contingent or otherwise), except for (i) liabilities set forth in the balance sheet of the Company dated September 30, 1997 or on the notes thereto, contained in the Company's draft Annual Report on Form 10-KSB for the fiscal year ended September 30, 1997 attached to Schedule 4.8(b) (the "DRAFT SEPTEMBER 30, 1997 FORM 10-KSB") (which
            ---------------
balance sheet is subject to normal year end adjustments which individually or in the aggregate will not be material) (the "DRAFT SEPTEMBER 30, 1997 BALANCE SHEET"), (ii) liabilities incurred in the ordinary course of business consistent with past practice since September 30, 1997 and (iii) liabilities to financial advisors in connection with the transactions contemplated by this Agreement which, in the aggregate, do not and will not exceed $600,000.

     4.9  Absence of Certain Changes.  Since October 1, 1996, except as set
          --------------------------
forth in Schedule 4.9 hereto or as disclosed in the SEC Reports since that date
         ------------
or as disclosed in the Draft September 30, 1997 Form 10-KSB, the Company has conducted its business only in the ordinary course, and there has not been (i) any declaration, setting aside or payment of any dividend or other distribution with respect to its capital stock, (ii) any incurrence, assumption or guarantees by the Company of any indebtedness for borrowed money other than in the ordinary course of business, (iii) any making of any loan, advance or capital contributions to, or investments in, any other person, (iv) any split, combination or reclassification of any of its capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (v) (x) any granting by the Company to any officer of the Company of any increase in compensation, except in the ordinary course of business consistent with past practice or as was required under employment agreements in effect as of the date of the most recent audited financial statements included in the SEC Reports filed and publicly available prior to the date of this Agreement, (y) any granting by the Company to any such officer of any increase in severance or termination pay, except as part of a standard employment package to any person promoted or hired, or as was required under employment, severance or termination agreements in effect as of the date of the most recent audited financial statements included in the SEC

Reports filed and publicly available prior to the date of this Agreement or (z) except termination arrangements in the ordinary course of business consistent with past practice with employees other than any executive officer of the Company, any entry by the Company into any employment, severance or termination agreement with any such officer, (vi) any damage, destruction or loss, whether or not covered by insurance, that would be expected to have a Company Material Adverse Effect, (vii) any transaction or commitment made, or any contract or agreement entered into, by the Company relating to its assets or business (including without limitation the acquisition or disposition of any assets), or any relinquishment by the Company of any contractual or other right, in either case, material to the Company, other than transactions and commitments in the ordinary course of business and those contemplated by this Agreement, (viii) any change in accounting methods, principles or practices by the Company materially affecting its assets, liabilities or business, except insofar as may have been required by a change in GAAP, (ix) any transaction, payment or commitment made, or any contract or agreement entered into, by the Company with or to any affiliate of the Company; (x) any transaction, payment or commitment made, or any contract or agreement entered into, by the Company relating to the Merger or the transactions contemplated by this Agreement or the negotiation thereof (including without limitation obligations to pay any agent, broker, investment banker, financial advisor or other firm or person any brokers' or finders' fee or any other commission or similar fee) other than the obligations to the Company's advisors described in Section 48(b)(iii) above, or (xi) any other event, development or change which is reasonably likely to have a Company Material Adverse Effect.

     4.10 Company Proxy Statement.  The Company Proxy Statement, including any
          -----------------------
amendments or supplements thereto, shall not, at the time filed with the SEC, as of the date mailed to the Company's stockholders or at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information provided by Parent or Merger Sub specifically for use in the Company Proxy Statement. The Company Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act.

     4.11 Absence of Litigation.  Except as disclosed in Schedule 4.11 hereto,
          ---------------------                          -------------
since January 1, 1997, there has not been any action, suit, claim, investigation or proceeding pending against, or to the knowledge of the Company, threatened against, the Company or any of its directors or officers (in their capacities as such) or properties, before any court or arbitrator or any administrative, regulatory or governmental body, or any agency or official which, individually or in the aggregate, if decided adversely, would have a Company Material Adverse Effect. Except as disclosed in Schedule 4.11 hereto, since
                                -------------

January 1, 1997, there has not been any action, suit, claim, investigation or proceeding pending against, or to the knowledge of the Company, threatened against, the Company or any of its directors or officers (in their capacities as such) or properties, before any court or arbitrator or any administrative, regulatory or governmental body, or any agency or official which (i) challenges or seeks to prevent, enjoin, alter or delay the Merger or any of the other transactions contemplated hereby or (ii) alleges any criminal action or inaction. Except as disclosed in Schedule 4.11 hereto, since January 1, 1997,
                                 -------------
neither the Company nor any of its properties has been subject to any order, writ, judgment, injunction, decree, determination or award having, or which would have a Company Material Adverse Effect or which would prevent or delay the consummation of the transactions contemplated hereby.

     4.12 Taxes.  Except as set forth in Schedule 4.12 hereto:
          -----                          -------------

          (a) the Company has filed or sent, all material returns, material declarations and reports and information returns and statements required to be filed or sent by or relating to the Company relating to any Taxes (as defined herein) with respect to any material income, properties or operations of the Company (collectively, "RETURNS"); (b) as of the time of filing, the Returns correctly reflected in all material respects the facts regarding the income, business, assets, operations, activities and status of the Company and any other material information required to be shown therein; (c) the Company has timely paid or made provision for all material Taxes that have been shown as due and payable on the Returns that have been filed; (d) the Company has made or will make provision for all material Taxes payable for any periods that end before the Effective Time for which no Returns have yet been filed and for any periods that begin before the Effective Time and end after the Effective Time to the extent such Taxes are attributable to the portion of any such period ending at the Effective Time; (e) the charges, accruals and reserves for Taxes reflected on the books of the Company are adequate under GAAP to cover the Tax liabilities accruing or payable by the Company; (f) the Company is not delinquent in the payment of any material Taxes and has requested any extension of time within which to file or send any material Return (other than extensions granted to the Company for the filing of its Returns as set forth in Schedule 4.12), which
                                                      -------------
Return has not since been filed or sent; (g) no material deficiency for any Taxes has been proposed, asserted or assessed in writing against the Company other than those Taxes being contested in good faith by appropriate proceedings and set forth in Schedule 4.12 (which shall set forth the nature of the
                 -------------
proceeding, the type of return, the deficiencies proposed, asserted or assessed and the amount thereof, and the taxable year in question); (h) the Company has not granted any extension of the limitation period applicable to any material Tax claims other than those Taxes being contested in good faith by appropriate proceedings; and (i) the Company is not subject to liability for Taxes of any person (other than the Company).

     For purposes of this Agreement, "TAX" or "TAXES" means all Federal, state, local and foreign taxes, and other assessments of a similar nature (whether imposed directly or through withholding), including any interest, additions to tax, or penalties applicable thereto, imposed by any Tax Authority. "TAX AUTHORITY" means the Internal Revenue

Service and any other domestic or foreign governmental authority responsible for the administration of any Taxes.

     4.13 Employee Benefits.
          -----------------

          (a)  Existence of Plans.  For purposes of this Agreement, the term
               ------------------
"PLANS" shall mean (i) all "EMPLOYEE BENEFIT PLANS" (as such term is defined in
Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), of which the Company or any member of the same controlled group of businesses as the Company within the meaning of Section 4001(a)(14) of ERISA (an "ERISA AFFILIATE") is or ever was a sponsor or participating employer or as to which the Company or any of its ERISA Affiliates makes contributions or is required to make contributions and (ii) any similar employment, severance or other arrangement or policy of the Company or of any of its ERISA Affiliates (whether written or oral) providing for insurance coverage (including self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits or retirement benefits, or for profit sharing, deferred compensation, bonuses, stock options, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits. Except as is disclosed on Schedule 4.13, (i) neither the Company
                                        -------------
nor any of its ERISA Affiliates maintains or sponsors (or ever maintained or sponsored), or makes or is required to make contributions to, any Plans, (ii) none of the Plans is or was a "multi-employer plan", as defined in Section 3(37) of ERISA, (iii) none of the Plans is or was a "defined benefit pension plan" within the meaning of Section 3(35) of ERISA, (iv) none of the Plans provides or provided post-retirement medical or health benefits, (v) none of the Plans is or was a "welfare benefit fund," as defined in Section 419(e) of the Internal Revenue Code of 1986, as amended ("CODE"), or an organization described in Sections 501(c)(9) or 501(c)(20) of the Code, (vi) neither the Company nor any of its ERISA Affiliates is or was a party to any collective bargaining agreement, and (vii) neither the Company nor any of its ERISA Affiliates has announced or otherwise made any commitment to create or amend any Plan. Notwithstanding any statement or indication in this Agreement to the contrary, there are no Plans (a) as to which Parent or Merger Sub will be required to make any contributions or with respect to which Parent or Merger Sub shall have any obligation or liability whatsoever, whether on behalf of any of the current employees of the Company or on behalf of any other Person, after the Closing, or
(b) which Parent or Merger Sub will not be able to terminate immediately after the Closing in accordance with their terms and ERISA. With respect to each of such Plans, at the Closing there will be no unrecorded liabilities with respect to the establishment, implementation, operation, administration or termination of any such Plan, or the termination of the participation in any such Plan by the Company or any of its ERISA Affiliates. The Company has delivered/will deliver within five business days of the date hereof to Parent true and complete copies of: (i) each of the Plans and any related funding agreements thereto (including insurance contracts) including all amendments, all of which are legally valid and binding and in full force and effect and there are no defaults thereunder, (ii) the currently effective Summary Plan Description pertaining to each of the Plans, (iii) the three most recent annual reports for each of the Plans (including all relevant schedules), (iv) the most recently filed PBGC Form 1 (if applicable), (v) the most recent Internal Revenue Service determination letter for each Plan which is intended to constitute a qualified plan under Section 401 of the Code and each amendment to each of the foregoing documents, and (vi) for each funded Plan, financial statements consisting of (A) the consolidated statement of assets and liabilities of such Plan as of its most recent valuation date, and (B) the statement of changes in fund balance and in financial position or the statement of changes in net assets available for benefits under such Plan for the most recently-ended plan year, which such financial statements shall fairly present the financial condition and the results of operations of such Plan in accordance with GAAP as of such dates.

          (b)  Present Value of Benefits.  The present value of all accrued
               -------------------------
benefits under any Plans subject to Title IV of ERISA shall not, as of the Closing Date, exceed the value of the assets of such Plans allocated to such accrued benefits, based upon the applicable provisions of the Code and ERISA, and each such Plan shall be capable of being terminated as of the Closing Date in a "standard termination" under Section 4041(b) of ERISA. With respect to each Plan that is subject to Title IV of ERISA, (i) no amount is due or owing from the Company or any of its ERISA Affiliates to the Pension Benefit Guaranty Corporation or to any "multi-employer Plan" as defined in Section 3(37) of ERISA on account of any withdrawal therefrom and (ii) no such Plan has been terminated other than in accordance with ERISA or at a time when the plan was not sufficiently funded. The transactions contemplated hereunder, including without limitation the termination of the Plans at or prior to the Closing, shall not result in any material such withdrawal or other liability under any applicable Laws.

          (c)  Penalties; Reportable Events.  Neither the Company nor any of its
               ----------------------------
ERISA Affiliates is subject to any material liability, tax or penalty whatsoever to any Person or agency whomsoever as a result of engaging in a prohibited transaction under ERISA or the Code, and neither the Company nor any of its ERISA Affiliates has any knowledge of any circumstances which reasonably might result in any material liability, tax or penalty, including, but not limited to, a penalty under Section 502 of ERISA, as a result of a breach of any duty under ERISA or under other Laws. Each Plan which is required to comply with the provisions of Section 4980B of the Code has complied in all material respects. No event has occurred which could subject any Plan to material tax liability under Section 511 of the Code. None of the Plans subject to Title IV of ERISA has, since September 2, 1974, been completely or partially terminated nor has there been any "reportable event", as such term is defined in Section 4043(b) of ERISA, with respect to any of the Plans since the effective date of ERISA nor has any notice of intent to terminate been filed or given with respect to any such Plan. There has been no (i) withdrawal by the Company or any of its ERISA Affiliates that is a substantial employer from a single-employer plan which is a Plan and which has two or more contributing sponsors at least two of whom are not under common control, as referred to in Section 4063(b) of ERISA, or (ii) cessation by the Company or any of its respective ERISA Affiliates of operations at a facility causing more than 20% of Plan participants to be separated from employment, as referred to in Section 4062(f) of ERISA. Neither the Company nor any of its ERISA Affiliates, nor any other organization of which any of them are a successor or parent corporation as defined in Section 4069(b) of ERISA, have engaged in any transaction described in Section 4069(a) of ERISA.

          (d)  Deficiencies; Qualification.  None of the Plans nor any trust
               ---------------------------
created thereunder has incurred any "accumulated funding deficiency" as such term is defined in Section 412 of the Code, whether or not waived, since the effective date of such Section 412, and no condition has occurred or exists which by the passage of time could be expected to result in an accumulated funding deficiency as of the last day of the current plan year of any such Plan. Furthermore, neither the Company nor any of its respective ERISA Affiliates has any unfunded liability under ERISA in respect of any of the Plans. Each of the Plans which is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service, and has been operated in accordance with its terms and with the provisions of the Code. All of the Plans have been administered and maintained in substantial compliance with ERISA, the Code and all other applicable Laws. All contributions required to be made to each of the Plans under the terms of that Plan, ERISA, the Code or any other applicable Laws have been timely made. Each Plan intended to meet the requirements for tax-favored treatment under Subchapter B of Chapter 1 of the Code meets such requirements. There are no liens against the property of the Company (including the Transferred Assets) or any of its ERISA Affiliates under Section 412(n) of the Code or Sections 302(f) or 4068 of ERISA. The Financial Statements properly reflect all material amounts required to be accrued as liabilities to date under each of the Plans. There is no contract, agreement or benefit arrangement covering any employee of the Company which, individually or collectively, could give rise to the payment of any amount which would constitute an "excess parachute payment" (as defined in Section 280G of the Code). The execution and performance of this Agreement will not (i) result in any obligation or liability (with respect to accrued benefits or otherwise) of Parent or Merger Sub or any subsidiary of Parent to the PBGC, any Plan, or any present or former employee of the Company, (ii) be a trigger event under any Plan that will result in any material payment (whether of severance pay or otherwise) becoming due to any present or former employee, officer, director, stockholder, contractor, or consultant, or any of their dependents, or (iii) accelerate the time of payment or vesting, or increase the amount, of compensation due to any employee, officer, director, stockholder, contractor, or consultant of the Company. With respect to any insurance policy which provides, or has provided, funding for benefits under any Plan, (A) there is and will be no material liability of the Company or Parent or Merger Sub in the nature of a retroactive or retrospective rate adjustment, loss sharing arrangement, or actual or contingent liability as of the Closing Date, nor would there be any such liability if such insurance policy were terminated as of the Closing Date, and (B) no insurance company issuing any such policy is in receivership, conservatorship, bankruptcy, liquidation, or similar proceeding, and, to the knowledge of the Company, no such proceedings with respect to any insurer are imminent.

          (e)  Litigation.  Other than routine claims for benefits under the
               ----------
Plans, there are no pending, or, to the best knowledge of the Company, threatened, investigations, proceedings, claims, lawsuits, disputes, actions, audits or controversies involving the Plans, or the fiduciaries, administrators, or trustees of any of the Plans or the Company or any of its ERISA Affiliates as the employer or sponsor under any Plan, with any of the Internal Revenue Service, the Department of Labor, the Pension Benefit Guaranty Corporation, any participant in or beneficiary of any Plan or any other Person whomsoever. The Company knows of no reasonable basis for any such claim, lawsuit, audit, dispute, action or controversy.

     4.14 Intellectual Property.  Except as disclosed in the SEC Reports filed
          ---------------------
prior to the date of this Agreement or as set forth in Schedule 4.14 hereto, the
                                                       -------------
Company owns, or is licensed or has the right to use (in each case, free and clear of any security interests, liens, claims, pledges, charges, voting agreements or other encumbrances of any nature whatsoever (collectively, "LIENS"), all Intellectual Property (as defined below) used in or necessary for the conduct of its business substantially as currently conducted; to the knowledge of the Company, the use of any Intellectual Property by the Company does not infringe on or otherwise violate the rights of any person; and, to the knowledge of the Company, no person is challenging, infringing on or otherwise violating any right of the Company with respect to any Intellectual Property owned by and/or licensed to the Company, except in each case for such infringements or failures to own or be licensed as would not, individually or in the aggregate, have a Company Material Adverse Effect. For purposes of this Agreement, "INTELLECTUAL PROPERTY" means trademarks, service marks, brand names, certification marks, trade dress, assumed names, trade names and other indications of origin, the goodwill associated with the foregoing and any registration in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not in any jurisdiction; patents, applications for patents (including without limitation divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; non-public information, trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works, whether copyrightable or not in any jurisdiction; registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; and any similar intellectual property or proprietary rights. The Company has received no notice from Holiday Inns Franchising, Inc. ("HIFI"), alleging any current or uncured grounds for termination of the Company's License Agreement with HIFI, and the Company has no knowledge of any currently-existing or anticipated grounds for such termination other than HIFI's contractual right under the License Agreement to approve a change of control of the Company.

     4.15 Material Contracts.  Except as set forth in Schedule 4.15 hereto,
          ------------------                          -------------
there are no (i) agreements of the Company containing an unexpired covenant not to compete or similar restriction applying to the Company, (ii) interest rate, currency or commodity hedging, swap or similar derivative transactions to which the Company is a party or (iii) other contracts or amendments thereto that would be required to be filed and have not been filed as an exhibit to the Company's Annual Report on Form 10-KSB for the fiscal year ended September 30, 1996 (the "1996 FORM 10-KSB") and to the Company's SEC Reports filed subsequent thereto and prior to the date of this Agreement (collectively, along with agreements or contracts or amendments thereto filed as exhibits to the 1996 Form 10-KSB and to such subsequently filed SEC Reports, the "MATERIAL CONTRACTS"). Assuming each Material Contract constitutes a valid and binding obligation of each other party thereto, each Material Contract is a valid and binding obligation of the Company. To the Company's knowledge, each Material Contract is a valid and binding obligation of each other party thereto, and each such Material Contract is in full force and effect and is enforceable by the Company in accordance with its terms, except as such enforcement may be limited by the Bankruptcy Exceptions and subject to the general principles of equity. There are no existing defaults (or circumstances or events that, with the giving of notice or lapse of time or both would become defaults) of the Company (or, to the knowledge of the Company, any other party thereto) under any of the Material Contracts except for defaults that would not, individually or in the aggregate, have a Company Material Adverse Effect.

     4.16 Insurance.  The Company has obtained and maintained in full force and
          ---------
effect insurance with responsible and reputable insurance companies or associations in such amounts, on such terms and covering such risks, including fire and other risks insured against by extended coverage, as is consistent with industry practice for companies (i) engaged in similar businesses and (ii) of at least similar size to that of the Company, and has maintained in full force and effect public liability insurance, insuring against claims for personal injury or death or property damage occurring in connection with any of the activities of the Company or any of the properties owned, occupied or controlled by the Company, in such amount as reasonably deemed necessary by the Company. Schedule
                                                                        --------
4.16 hereto sets forth a complete and correct list of all material insurance
----
policies (including a brief summary of the nature and terms thereof and any amounts paid or payable to the Company) providing coverage in favor of the Company or any of its properties. Each such policy is in full force and effect, no notice of termination, cancellation or reservation of rights has been received with respect to any such policy, there is no default with respect to any provision contained in any such policy, and there has not been any failure to give any notice or present any claim under any such policy in a timely fashion or in the manner or detail required by any such policy, except for any such failures to be in full force and effect, any such terminations, cancellations, reservations or defaults, or any such failures to give notice or present claims which would not, individually or in the aggregate, have a Company Material Adverse Effect.

     4.17 Labor Matters.
          -------------

          (a)  Except as set forth in Schedule 4.17(a) hereto, the Company is
                                      ----------------
not a party to any collective bargaining or other labor union contract applicable to persons employed by the Company, no collective bargaining agreement is being negotiated by the Company and the Company has no knowledge of any material activities or proceedings (i) involving any unorganized employees of the Company seeking to certify a collective bargaining unit or (ii) of any labor union to organize any of the employees of the Company. There is no labor dispute, strike or work stoppage against the Company pending or, to the Company's knowledge, threatened which may interfere with the business activities of the Company, except where such dispute, strike or work stoppage would not have a Company Material Adverse Effect.

          (b)  Except as set forth in Schedule 4.17(b) hereto, the Company has
                                      ----------------
paid in full, or fully accrued for in their financial statements, all wages, salaries, commissions, bonuses, severance payments, vacation payments, holiday pay, sick pay, pay in lieu of compensatory time and other compensation due or to become due to all current and former employees of the Company for all services performed by any of them on or prior to the date hereof. The Company is in compliance in all material respects with all applicable federal, state, local and foreign laws, rules and regulations relating to the employment of labor, including without limitation, laws, rules and regulations relating to payment of wages, employment and employment practices, terms and conditions of employment, hours, immigration, discrimination, child labor, occupational health and safety, collective bargaining and the payment and withholding of Taxes and other sums required by governmental authorities.

     4.18 Real Property.
          -------------

          (a)  Schedule 4.18 identifies all real property owned by the Company
               -------------
(the "OWNED PROPERTY") and all real property leased or operated (or leased and subleased) by the Company (the "LEASED PROPERTY"). The Owned Property and the Leased Property shall be referred to collectively as the "REAL PROPERTY."

          (b) The Company has good and marketable fee simple absolute title to the Owned Property, and the right to use the Leased Property, free and clear of any and all liens, encumbrances, easements, restrictions, leases, subleases, concession agreements, options to purchase, options to lease, options to joint venture or jointly develop, conditions, covenants, assessments, defects, claims or exceptions, except for the exceptions described on Schedule 4.18 or as shown
                                                      -------------
on the policies of title insurance or preliminary title reports (if more recent) attached as part of such schedule. Except as set forth on Schedule 4.18(b)
                                                           ----------------
hereto, all leases, subleases and licenses on the Owned Property or Leased Property, including renewal rights or other options, are terminable by the Company without penalty on not more than 30 days notice.

          (c) True and correct copies of the documents under which the Owned Property and Leased Property is leased, subleased (to or by the Company or otherwise) or operated (the "LEASE DOCUMENTS") have been delivered to Parent. The Lease Documents are unmodified and in full force and effect, and there are no other agreements, written or oral, between the Company and any third parties, or by and amongst any third parties, claiming an interest in the interest of the Company in the Owned Property, Leased Property or otherwise relating to the use and occupancy of the Owned Property or Leased Property. Without limiting the generality of the foregoing, except as set forth on Schedule 4.18, no person or
                                                    -------------
entity other than the Company has any right to occupancy, or right to acquire any occupancy right, to any portion of the Real Property (whether pursuant to a lease, sublease, license or otherwise) for any period of time beyond June 30, 1998. Neither the Company nor any other party is in material default under the Lease

Documents, and no defaults (which have not been cured) by the Company nor any other party have been asserted thereunder. To the best knowledge of the Company, each landlord or other party (e.g., a subtenant or concessionaire) named in any of the Lease Documents is not in material default thereunder, and no material defaults (whether or not subsequently cured) by such landlord or other parties have been alleged thereunder.

          (d)  Except as disclosed in Schedule 4.18, (i) the Real Property
                                      -------------
complies with, and is operated in accordance with, all applicable laws (including without limitation all Environmental Laws to the extent stated in
Section 4.19) affecting the Real Property or the ownership, improvement,
------------
development, possession, use, occupancy or operation thereof, and with any and all liens, encumbrances, easements, agreements, covenants, conditions and restrictions (collectively, "RESTRICTIONS") affecting the Real Property, except where the failure to comply, individually or in the aggregate, would not result in a Company Material Adverse Effect; (ii) to the best knowledge of the Company, no land or property adjacent to the Real Property is in material violation of any applicable laws, regulations or Restrictions, except for such violations which, individually or in the aggregate, would not result in a Company Material Adverse Effect; (iii) there are no material defects in the physical condition of the Real Property or the improvements located on the Real Property, except for defects which, individually or in the aggregate, would not have a Company Material Adverse Effect; and (iv) the Company has not received any notice from any governmental body (a) requiring it to make any material repairs or changes to the Real Property or the improvements located on the Real Property or (b) giving notice of any material governmental actions pending, except for such repairs, changes or actions which, individually or in the aggregate, would not have a Company Material Adverse Effect.

          (e)  Except as disclosed in Schedule 4.18, there is no action,
                                      -------------
proceeding or litigation pending (or, to the best knowledge of the Company, contemplated or threatened): (i) to take all or any portion of the Real Property, or any interest therein, by eminent domain; (ii) to modify the zoning of, or other governmental rules or restrictions applicable to, the Real Property or the use or development thereof; (iii) for any street widening or changes in highway or traffic lanes or patterns in the immediate vicinity of the Real Property; or (iv) otherwise relating to the Real Property or the interests of the Company therein, or which otherwise would interfere with the use, ownership, improvement, development and/or operation of the Real Property.

          (f)  Except as disclosed in Schedule 4.18, no portion of the Real
                                      -------------
Property or the roads immediately adjacent to the Real Property: (i) is situated in a "Special Flood Hazard Area," as set forth on a Federal Emergency Management Agency Flood Insurance Rate Map or Flood Hazard Boundary Map; (ii) to the best knowledge of the Company, was the former site of any public or private landfill, dump site, retention basin or settling pond; (iii) to the best knowledge of the Company, was the former site of any oil or gas drilling operations; (iv) to the best knowledge of the Company, was the former site of any experimentation, processing, refining, reprocessing, recovery or manufacturing operation for any petrochemicals; or (v) has any defect or condition which would materially impair either (a) the current use of the Real Property or (b) the use of the Real Property for gaming or other currently contemplated activities, as applicable.

          (g) The parcels constituting the Real Property are assessed separately from all other adjacent property for purposes of real property taxes.

          (h)  Except as disclosed in Schedule 4.18, (i) all improvements on the
                                      -------------
Real Property are in compliance with current building codes, to the extent applicable and (ii) the Company has not received any written notices of any material violations of any applicable building codes relating to the Real Property which have not been remedied.

          (i) The Real Property is connected to and serviced by adequate water, sewage disposal, gas and electricity facilities in accordance with all applicable laws, statutes, ordinances, rules and regulations of all public or quasi-public authorities having or claiming jurisdiction there over. All material systems (heating, air conditioning, electrical, plumbing and the like) for the basic operation of the Real Property are operable and in good condition (ordinary wear and tear excepted).

          (j) There are no material commitments to or agreements with any governmental authority or agency (federal, state or local) affecting the Real Property which are not listed in Schedule 4.18 or described in the SEC Reports.
                                 -------------

          (k)  Except as disclosed in Schedule 4.18 or as shown in the policies
                                      -------------
of title insurance or preliminary title reports (if more recent) delivered previously to Parent, there are no commitments, agreements, understandings or other Restrictions materially adversely affecting Company's ability to utilize the Real Property for its intended purposes or to improve or develop or effect expansion of the Company's business on the Real Property.

          (l) There are no contracts or other obligations outstanding for the sale, exchange or transfer of any of the Real Property or any interest therein, or any portion of it or the business operated thereon, except as disclosed on
Schedule 4.18.
-------------

     4.19 Environmental Matters.
          ---------------------

          (a) "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

          "CERCLIS" means the Comprehensive Environmental Response Compensation Liability Information System List.

          "ENVIRONMENTAL CLAIM" means, with respect to any Person, any written notice, claim, demand or other communication (collectively, a "CLAIM") by any other Person alleging or asserting such Person's liability for investigatory costs, cleanup costs, Governmental Authority response costs, damages to natural resources or other property, personal injuries, fines or penalties arising out of, based on or resulting from (a) the presence, or release into the environment, of any Hazardous Material at any location, whether or not owned by such Person, or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law. The term "ENVIRONMENTAL CLAIM" shall include, without limitation, any claim by any Governmental Authority for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and any claim by any third party (other than workers compensation claims arising from isolated incidents) seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence of Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment.

          "ENVIRONMENTAL LAW" means any law, regulation or order relating to the regulation or protection of human health, safety or the environment or to emissions, discharges, releases or threatened releases of Hazardous Materials into the environment (including without limitation ambient air, soil, surface water, ground water, wetlands, land or subsurface strata), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

          "GOVERNMENTAL AUTHORITY" means any agency, authority, board, bureau, commission, department, office or instrumentality of any nature whatsoever of any governmental or quasi-governmental unit, whether federal, state, county, district, city or other political subdivision, foreign or otherwise and whether now or hereafter in existence, or any officer or official of any thereof.

          "HAZARDOUS MATERIALS" includes (a) any "hazardous substance", as defined by CERCLA or any other similar substance or waste regulated pursuant to any similar state or local law, regulation or ordinance; (b) any "waste" or "hazardous waste", as defined by the Resource Conservation and Recovery Act, as amended, or any other similar substance or waste regulated pursuant to any similar state or local law, regulation or ordinance; (c) any pollutant, contaminant, material, substance or waste regulated by the Clean Water Act, as amended, or any other similar substance or waste regulated pursuant to any similar state or local law, regulation or ordinance; (d) any pollutant, contaminant, material, substance or waste regulated by the Clean Air Act, as amended, or any other similar substance or waste regulated pursuant to any similar state or local law, regulation or ordinance; (e) any petroleum product;
(f) any polychorinated biphenyls; or (g) any radioactive materials or substances.

          "RELEASE" means release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment or into or out of any real or personal property or any fixture, including the movement of Hazardous Materials through or in the air, soil, surface water or groundwater.

          (b)  Except as set forth in Schedule 4.19 (with paragraph references
                                      -------------
corresponding to those set forth below):

          (i) all facilities and property owned or leased by the Company at any time have been, and continue to be, operated by the Company in material compliance with all Environmental Laws;

          (ii) there have been no past, and there are no pending or, to the best knowledge of the Company, threatened (x) claims, complaints, notices, requests for information or investigations with respect to any alleged material violation of any Environmental Law by the Company, or (y) complaints, notices or inquiries to or investigations of the Company regarding potential liability under any Environmental Law by the Company;

          (iii) there have not been, at any facilities or property presently or formerly owned or leased by the Company, any Releases of Hazardous Materials and there are no citations, notices or orders of noncompliance issued and outstanding to the Company under any Environmental Law, except as would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect;

          (iv) the Company has been issued and is in material compliance with all permits, certificates, approvals, licenses and other governmental authorizations relating to environmental matters and necessary for their businesses, and no order has been issued, no Environmental Claim has been made, no penalty has been assessed and no investigation or review has occurred or is pending or, to the best knowledge of the Company, threatened, by any Person with respect to any alleged failure by the Company to have any license or permit required under applicable Environmental Laws in connection with the conduct of its business or operations or to comply with any Environmental Laws or with respect to any generation, treatment, storage, recycling, transportation, discharge, disposal or release of any Hazardous Material generated by the Company;

          (v) neither any property now or previously owned or leased by the Company nor any property to which wastes generated at any such property have been disposed of, is listed or proposed for listing on the National Priorities List pursuant to CERCLA, or on the CERCLIS or on any similar federal or state list of sites requiring investigation or clean-up;

          (vi) there are no underground storage tanks, active or abandoned, including petroleum storage tanks, under any property now owned or leased by the Company; and

          (vii) there are no facts upon which the Company may reasonably be expected to become liable under any Environmental Law in any material respect.

     4.20 Representations Complete.  None of the representations or warranties
          ------------------------
made by the Company herein or in any Schedule or Exhibit hereto contains or will contain at the Effective Time any untrue statement of a material fact, or omits or will omit at the Effective Time any material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they are made, not misleading.

     4.21 Disclosure Schedules.  Disclosure of a matter on a Schedule called for
          --------------------
under one Section or subsection of this Article IV shall be deemed to be disclosure for any other Schedule under another Section or subsection of this
Article IV provided that the statements in the Schedule relating to the matter can be clearly identified as relating to the Schedule to be delivered under such other Section or subsection. Notwithstanding the preceding sentence, the listing of a security interest on a title report does not constitute disclosure of the associated indebtedness or liability under a representation and warranty where disclosure of such indebtedness or liability was required.

                                   ARTICLE V
            REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

     Parent and Merger Sub represent and warrant to the Company as follows:

     5.1  Organization.  Each of Parent and Merger Sub is a corporation duly
          ------------
organized, validly existing and in good standing under the laws of their jurisdiction of incorporation and has the requisite corporate power to carry on its business. Merger Sub has made available to the Company a complete and correct copy of its articles of incorporation and bylaws, each as amended to date and as in full force and effect. Merger Sub is not in default in any material respect in the performance, observation or fulfillment of any provision of its articles of incorporation or bylaws.

     5.2  Authority Relative to this Agreement.  Each of Parent and Merger Sub
          ------------------------------------
has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby on the part of Parent and Merger Sub have been duly and validly authorized by the Boards of Directors of Parent and Merger Sub and by Parent as the sole stockholder of Merger Sub and no other corporate proceedings on the part of Parent and Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, except as contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming this Agreement constitutes a valid and binding obligation of the Company and the requisite approval of the Company's stockholders has been obtained, this Agreement constitutes a valid and binding agreement of Parent and Merger Sub, enforceable against each of them in accordance with its terms, except (a) as such enforcement may be subject to the Bankruptcy Exceptions, and (b) as the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

     5.3  Consent and Approvals; No Violation.  Neither the execution and
          -----------------------------------
delivery of this Agreement by Parent and Merger Sub, nor the consummation of the transactions contemplated hereby, will:

          (a) conflict with any provision of the respective articles of incorporation or bylaws of Parent or Merger Sub;

          (b) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, except
(i) the filing of a premerger notification and report form under the HSR Act,
(ii) the filing with the SEC of the Company Proxy Statement relating to the approval and adoption by the Company's stockholders of the Merger and this Agreement as contemplated by Section 1.5 of this Agreement, if such approval is required by law, and such reports under Sections 13 and 16 of the Exchange Act as may be required in connection with this Agreement, the Stockholder Agreements and the transactions contemplated hereby and thereby, (iii) obtaining all necessary approvals under the Gaming Laws, including those required by the Gaming Authorities, (iv) the filing of the Articles of Merger with the Secretary of State of the State of Nevada, and (v) where the failure to obtain such consents, approvals, authorizations or permits or the failure to make such filings or notifications would not have a material adverse effect on the ability of Parent and Merger Sub to consummate the transactions contemplated hereby; or

          (c) conflict with or violate the provisions of any order, writ, injunction, judgment, decree, statute, rule or regulation applicable to Parent or Merger Sub, or any contract or agreement to which Parent or Merger Sub is a party, in such a manner as to result in a material adverse effect on the ability of Parent and Merger Sub to consummate the transactions contemplated hereby.

     5.4  Information Supplied.  None of the information supplied or to be
          --------------------
supplied by Parent or Merger Sub expressly for inclusion in the Company Proxy Statement will, at the time filed with the SEC, as of the date mailed to the Company's stockholders or at the time of the Special Meeting, contain any untrue statement of a material fact or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they are made, not misleading.

     5.5  Merger Sub's Operations.  Merger Sub was formed solely for the purpose
          -----------------------
of engaging in the transactions contemplated hereby and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

     5.6  Capitalization.  The authorized capital stock of Merger Sub consists
          --------------
of 1,000 shares of common stock. All of the issued and outstanding shares of Merger Sub's common stock have been duly and validly issued and are held of record and beneficially by Parent.

     5.7  Financing.  Parent has available to it funds necessary to purchase all
          ---------
of the Shares, to pay the Merger Consideration and to pay all of its fees and expenses related to the transactions contemplated by this Agreement.

                                   ARTICLE VI
                       CONDUCT OF BUSINESS BY THE COMPANY
                            PRIOR TO EFFECTIVE DATE

     The Company agrees, except (i) as expressly contemplated by this Agreement, or (ii) as agreed in writing by Parent, from the date hereof and prior to the Effective Time, as follows:

     6.1  Ordinary Course.  The Company shall carry on its business in the
          ---------------
usual, regular and ordinary course, in substantially the same manner as heretofore conducted, and use its reasonable efforts consistent with past practice and policies to preserve intact its present business organization, keep available the services of its present officers and employees and preserve its existing relationships with customers, suppliers, lessors, lessees, creditors and others having business dealings with it. The Company will continue to maintain a standard system of accounting established and administered in accordance with GAAP.

     6.2  Dividends; Changes in Stock.  The Company shall not (a) declare, set
          ---------------------------
aside or pay any dividends on or make other distributions in respect of any shares of its capital stock, (b) split, combine or reclassify any shares of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any shares of its capital stock or
(c) propose to do any of the foregoing.

     6.3  Issuance, Repurchase or Repricing of Securities.  The Company shall
          -----------------------------------------------
not issue, pledge, deliver, sell or transfer or authorize or propose the issuance, pledge, delivery, sale or transfer of, or repurchase, redeem or otherwise acquire directly or indirectly, or propose the repurchase, redemption or other acquisition of, any shares of capital stock of any class of the Company, or any options, warrants or other rights exercisable for or securities convertible into or exchangeable for, any such shares (or enter into any agreements, arrangements, plans or understandings with respect to any of the foregoing), other than pursuant to the exercise of outstanding options or warrants pursuant to the terms thereof as of the date hereof or amend any of the terms of any of such securities. The Company shall take no action to reduce or alter the consideration to be paid to the Company upon the exercise of any outstanding options, warrants or other rights exercisable for, or securities convertible into or exchangeable for, any shares of the Company's capital stock, nor shall it enter into any agreements, arrangements, plans or understandings with respect to any such reduction or alteration.

     6.4  Governing Documents; Board of Directors.  The Company shall not
          ---------------------------------------
propose or adopt any amendment to its articles of incorporation or bylaws (or similar charter documents) or take any action to alter the size or composition of its Board of Directors.

     6.5  No Dispositions.  The Company shall not transfer, sell, lease,
          ---------------
license, mortgage or otherwise dispose of or encumber any material assets, or enter into any commitment to do any of the foregoing, other than in the ordinary and usual course of business, consistent with past practice.

     6.6  Indebtedness.
          ------------

          (a) The Company shall not incur, become subject to, or agree to incur any debt for borrowed money or incur or become subject to any other obligation or liability (absolute or contingent), except current liabilities incurred, and obligations under contracts entered into, in the ordinary course of business consistent with prior practice.

          (b) The Company shall not pay or be liable for prepayment or other penalties in connection with the early retirement of any Company indebtedness for borrowed money.

     6.7  Employees and Affiliates.  The Company shall not make any change in
          ------------------------
the compensation payable or to become payable to any of its officers, directors, employees, agents, affiliates or consultants, enter into or amend any employment, severance, termination or other agreement or make any loans to any of its officers, directors, employees, agents, affiliates or consultants or make any change in its existing borrowing or lending arrangements for or on behalf of any of such persons, or otherwise enter into any transactions with or make any payment to or for any affiliate of the Company, in each case whether contingent on consummation of the Merger or otherwise, except for increases in the compensation payable to non-management salaried employees in the ordinary course of business and consistent with past practice.

     6.8  Benefit Plans.  The Company shall not, except as required by law, (a)
          -------------
pay, agree to pay or make any accrual or arrangement for payment of any pension, retirement allowance or other employee benefit pursuant to any existing plan, agreement or arrangement to any officer, director or employee except in the ordinary course of business and consistent with past practice or as permitted by this Agreement; (b) pay or agree to pay or make any accrual or arrangement for payment to any employees of the Company of any amount relating to unused vacation days; (c) commit itself or themselves to adopt or pay, grant, issue, accelerate or accrue salary or other payments or benefits pursuant to any pension, profit-sharing, bonus, extra compensation, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, retirement or other employee benefit plan, agreement or arrangement, or any employment or consulting agreement with or for the benefit of any director, officer, employee, agent or consultant, whether past or present; or (d) amend in any material respect any such existing plan, agreement or arrangement.

     6.9  Taxes.  The Company shall (i) properly prepare and file all material
          -----
reports or Tax Returns required by the Company to be filed with any governmental or regulatory authorities with respect to its business, operations, or affairs, and (ii) pay in full and when due all Taxes indicated on such Tax Returns or otherwise levied or assessed upon the Company or any of its assets and properties unless such Taxes are being contested in good faith by appropriate proceedings and reasonable reserves therefor have been established in accordance with GAAP. The preparation of any such Tax Returns filed by the Company shall be subject to the timely review and approval of Parent, which approval shall not be unreasonably withheld.

     6.10 Consultation and Cooperation.  The Company shall (i) report on a
          ----------------------------
regular basis, at reasonable times, to a representative designated by Parent regarding material operational matters and financial matters (including monthly unaudited financial information); (ii) promptly and regularly notify Parent of any change in the normal course of operation of its business or its properties and of any material development in the business or operations of the Company (including without limitation any Company Material Adverse Effect or any governmental or third party claims, complaints, investigations or hearings, or communications indicating that the same may be forthcoming or contemplated); and (iii) cooperate with Parent and its affiliates and representatives in arranging for an orderly transition in connection with the transfer of control of the Company.

     6.11 Additional Matters.  The Company shall not:
          ------------------

          (a) enter into, amend or terminate any agreements, commitments or contracts which, individually or in the aggregate, are material to the financial condition, business, assets, properties or results of operations of the Company, or waive, release, assign or relinquish any material rights or claims thereunder, except in the ordinary course of business, consistent with past practice;

          (b) discharge or satisfy any lien or encumbrance or payment of any obligation or liability (absolute or contingent) other than current liabilities in the ordinary course of business;

          (c) cancel or agree to cancel any material debts or claims, except in each case in the ordinary course of business;

          (d)  waive any rights of substantial value;

          (e) pay, discharge, satisfy or settle any litigation or other claims, liabilities or obligations (absolute, accrued, asserted, unasserted, contingent or otherwise) involving the payment by the Company of more than $50,000;

          (f)  make any equity investments in third parties;

          (g)  create any subsidiaries;

          (h) (i) incur, pay, or be subject to any material obligation to make any payment of, or in respect of, any Tax on or before the Effective Time, except in the ordinary course of business consistent with past practice, (ii) settle any material audit, make or change any material Tax election or file any amended Tax Returns, or (iii) agree to extend or waive any statute of limitations on the assessment or collection of Tax;

          (i) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company (other than the Merger) or otherwise make any material change in the conduct of the business or operations of the Company; or

          (j) agree in writing or otherwise to take any of the foregoing actions or any other action which would constitute a Company Material Adverse Effect in any of the items and matters covered by the representations and warranties of the Company set forth in Article , or make any representation or warranty of the Company in this Agreement materially inaccurate in any respect.

     6.12 Consent to Stockholder Agreements and Release.
          ---------------------------------------------

          (a) By the execution of this Agreement, the Company hereby consents to the entry into the Stockholder Agreements by Diversified Opportunites Group Ltd., Jacobs Entertainment, Inc., Jacobs, and Jansen (collectively the "Memorandum Parties") and to the termination and release of all of the rights, title and interest of the Memorandum Parties under that certain Option and Proxy Agreement (the "Option Agreement") dated September 24, 1996,and the Memorandum of Understanding (the "Memorandum") dated as October 29, 1997.

          (b) Effective at the Closing (and contingent on the occurrence of the Closing), the Company terminates and releases any and all rights, title and interest which it may have under or pursuant to that certain Purchase Agreement dated as of September 24, 1996 ("Purchase Agreement"), the Option Agreement, or the Memorandum, including any and all claims for breaches or violations of those agreements that may have occurred on or prior to the date of the Closing. The Company expressly agrees that, effective at the Closing, the Purchase Agreement, the Option Agreement, and the Memorandum shall be terminated and of no further force and effect. Effective at the Closing (and contingent on the occurrence of the Closing), the Company releases the Memorandum Parties from any and all obligations, charges or claims arising out of or in connection with the Purchase Agreement, the Option Agreement, or the Memorandum. The Memorandum Parties shall each be a third party beneficiary with respect to the consents, releases, and agreements contained in this Section 6.12.

                                  ARTICLE VII
                              ADDITIONAL COVENANTS

     7.1  No Solicitation.
          ---------------

          (a) The Company and its affiliates will not, and the Company and its affiliates will use their reasonable efforts to ensure that their respective officers, directors, employees, investment bankers, attorneys, accountants and other representatives and agents do not, directly or indirectly, initiate, solicit, encourage or participate in negotiations or discussions relating to, or provide any information to any Person (as defined below) concerning, or take any action to facilitate the making of, any offer or proposal which constitutes or is reasonably likely to lead to any Acquisition Proposal (as defined below) of the Company or any affiliate, or any inquiry with respect thereto, or agree to approve or recommend any Acquisition Proposal. The Company shall, and shall cause its affiliates, and their respective officers, directors, employees, investment bankers, attorneys, accountants and other agents to, immediately cease and cause to be terminated all existing activities, discussions and negotiations, if any, with any parties conducted heretofore with respect to any of the foregoing. Notwithstanding the foregoing, the Company may, directly or indirectly, provide access and furnish information concerning its business, properties or assets to any corporation, partnership, person or other entity or group pursuant to an appropriate confidentiality agreement, and may negotiate and participate in discussions and negotiations with such entity or group concerning an Acquisition Proposal if (x) such entity or group has submitted an unsolicited bona fide written proposal to the Board of Directors of the Company relating to an Acquisition Proposal which contemplates the acquisition of all of the stock, assets or business of the Company and (i) in which the offeror demonstrates proof of its financial capability and authority to consummate the transactions contemplated by such offer (including without limitation the payments required by Section 10.1(b) hereof); and (ii) which provides for (x) net aggregate cash proceeds to the Company or all of its stockholders in an amount greater than that provided for hereunder, at a per Share purchase price greater than the Merger Consideration (or, in the event the Merger Consideration has been increased by Parent, such greater amount), (y) the Company's financial advisers have advised the Board of Directors of the Company that such Acquisition Proposal is more favorable to the Company's stockholders, from a financial point of view, than the transactions contemplated hereby, and
(z) in the opinion of the Board of Directors of the Company, after consultation with independent legal counsel to the Company, the failure to provide such information or access or to engage in such discussions or negotiations would result in a substantial risk of liability for a breach of fiduciary duties of the members of the Board of Directors. Except with Parent's consent, the Company shall not release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which the Company is a party.

          (b) The Company shall immediately notify Parent of any such offers, proposals or Acquisition Proposals (including without limitation the terms and conditions thereof and the identity of the Person making it), and will keep Parent apprised of all developments with respect to any such Acquisition Proposal, including without limitation any modifications thereof.

          (c) Nothing contained in this Section 7.1 shall prohibit the Company or its Board of Directors from (i) taking and disclosing to the Company's stockholders a position with respect to a tender offer by a third party pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act, or (ii) making such disclosure to the Company's stockholders which, in the opinion of the Board of Directors of the Company, after consultation with independent legal counsel to the Company, may be required under applicable law.

          (d) As used in this Agreement, "ACQUISITION PROPOSAL" shall mean any tender or exchange offer involving the Company or its securities, any proposal for a merger, consolidation or other business combination involving the Company, any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the business or assets of, the Company, any proposal or offer with respect to any recapitalization or restructuring with respect to the Company or any proposal or offer with respect to any other transaction similar to any of the foregoing with respect to the Company; provided, however,
                                                             --------  -------
that, as used in this Agreement, the term "ACQUISITION PROPOSAL" shall not apply to (i) any transaction of the type described in this subsection (d) involving Parent, Merger Sub or their affiliates.

          (e) The Company shall continue to be obligated to hold the Special Meeting notwithstanding the existence of an Acquisition Proposal and shall take all further action in furtherance of the consummation of the transactions contemplated under this Agreement.

     7.2  Access to Information; Confidentiality.
          --------------------------------------

          (a) Between the date of this Agreement and the Effective Time, upon reasonable notice the Company shall (i) give Parent, Merger Sub and their respective officers, employees, accountants, counsel, financing sources and other agents and representatives full access to all buildings, offices, and other facilities and to all contracts, internal reports, data processing files and records, Federal, state, local and foreign tax returns and records, commitments, books, records and affairs of the Company, whether located on the premises of the Company or at another location; (ii) furnish promptly to Parent a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of Federal securities laws or regulations; (iii) permit Parent and Merger Sub to make such inspections as they may require; (iv) cause its officers to furnish Parent and Merger Sub such financial, operating, technical and product data and other information with respect to the business and properties of the Company as Parent and Merger Sub from time to time may request, including without limitation financial statements and schedules; (v) allow Parent and Merger Sub the opportunity to interview such employees and other personnel and affiliates of the Company with the Company's prior written consent, which consent shall not be unreasonably withheld; and (vi) assist and cooperate with Parent and Merger Sub in the development of integration plans for implementation by Parent and the Surviving Corporation following the Effective Time; provided, however, that no
                                                    --------  -------
investigation pursuant to this Section 7.2 shall affect or be deemed to modify any representation or warranty made by the Company herein. Materials furnished to Parent pursuant to this Section 7.2 may be used by Parent for strategic and integration planning purposes relating to accomplishing the transactions contemplated hereby.

          (b) Except as otherwise provided below, until Parent or Merger Sub acquires Shares pursuant to the Stockholder Agreements, Parent and Merger Sub shall, and shall cause their affiliates, agents and representatives to, keep secret and retain in confidence, and not use for the benefit of any such person or others (other than in connection with this Agreement and the transactions contemplated hereby), any confidential information of the Company which Parent or Merger Sub obtained from the Company pursuant to this Section 7.2. The restrictions on use and disclosure contained herein shall not apply if and to the extent any such information (i) is publicly available or becomes publicly available (through no action or fault of Parent or Merger Sub), (ii) was or is obtained by Parent or Merger Sub from a third party, provided that to the recipient's knowledge, such third party was
             --------
not bound by a contractual, legal or fiduciary obligation of confidentiality to the Company or any other party with respect to such information or material,
(iii) was already in the possession of Parent or Merger Sub or known to Parent or Merger Sub prior to being disclosed or provided to them by or on behalf of the Company, provided that, to the recipient's knowledge, the source of such
             --------
information or material was not bound by a contractual, legal or fiduciary obligation of confidentiality to the Company or any other party with respect thereto, or (iv) is required to be disclosed in a legal proceeding or pursuant to applicable law, gaming regulations or the rules or regulations of any national securities exchange or over-the-counter market. In the event that Parent or Merger Sub is requested or required (by oral questions, interrogatories, request for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process) to disclose any of the confidential information provided under this Section 7.2, such party shall provide the Company with prompt written notice of any such request or requirement so that the Company may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Section 7.2. If, in the absence of a protective order or other remedy or the receipt of a waiver by the Company, Parent or Merger Sub is nonetheless, based on advice of its counsel, legally compelled to disclose the confidential information to any tribunal or else stand liable to contempt or suffer other censure or penalty, such party may, without liability hereunder, disclose to such tribunal only that portion of the confidential information which such counsel advises such party is legally required to be disclosed, provided that such party shall use its reasonable efforts to preserve the confidentiality of the confidential information, including without limitation by cooperating with the Company to obtain an appropriate protective order or other reliable assurance that confidential treatment will be afforded the confidential information by such tribunal. The restrictions on use and disclosure of confidential information under this Section 7.2 shall expire three years from the date hereof.

     7.3  HSR Act.  The Company and Parent shall take all reasonable actions
          -------
necessary to file as soon as practicable notifications under the HSR Act and to respond as promptly as practicable to any inquiries received from the Federal Trade Commission and the Antitrust Division of the Department of Justice for additional information or documentation and to respond as promptly as practicable to all inquiries and requests received from any state attorney general or other Governmental Entity in connection with antitrust matters.

     7.4  Consents and Approvals.
          ----------------------

          (a) The parties hereto shall cooperate with each other and use reasonable best efforts (and, with respect to Gaming Laws, shall use reasonable best efforts to cause their respective directors, officers and (if required) stockholders to do so) to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including without limitation the Merger) ("GOVERNMENTAL APPROVALS"), and to comply (and, with respect to Gaming Laws, to cause their respective directors, officers and (if required) stockholders to so comply) with the terms and conditions of all such permits, consents, approvals and authorizations of all such Governmental Entities. Each of the parties hereto and their respective officers, directors and affiliates shall use their reasonable best efforts to file within 30 days after the date hereof, and in all events shall file within 60 days after the date hereof, all required initial applications and documents in connection with obtaining the Governmental Approvals (including without limitation under applicable Gaming Laws) and shall act reasonably and promptly thereafter in responding to additional requests in connection therewith; and each party will use its reasonable best efforts to secure such Governmental Approvals as expeditiously as practicable. Parent and the Company shall have the right to review in advance, and to the extent practicable each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to Parent or the Company, as the case may be, and any of their respective subsidiaries, directors, officers and stockholders which appear in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. Without limiting the foregoing, each of Parent and the Company (the "NOTIFYING PARTY") will notify the other promptly of the receipt of comments or requests from Governmental Entities relating to Governmental Approvals, and will supply the other party with copies of all correspondence between the Notifying Party or any of its representatives and Governmental Entities with respect to Governmental Approvals; provided, however,
                                                              --------  -------
that it shall not be required to supply the other party with copies of correspondence relating to the personal applications of individual applicants except for evidence of filing.

          (b) Parent and the Company shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement which causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval (as defined below) will not be obtained or that the receipt of any such approval will be materially delayed.

     7.5  Closing of Stockholder Agreements; Parent Obligation to Effect Merger
          ---------------------------------------------------------------------
Once Stockholder Agreements Fully Consummated.  To the extent the Stockholder
---------------------------------------------
Agreements otherwise permit Parent to do so, Parent shall not waive the condition to its closing obligation in the Stockholder Agreement(s) with one Selling Stockholder that the Stockholder Agreement(s) with the other Selling Stockholder shall have been consummated or consummated concurrently. In the event the transactions contemplated by the Stockholder Agreements are fully consummated, including without limitation the acquisition by Parent of the Shares owned by the Selling Stockholders and the purchase of Jansen's real estate contemplated thereunder, then all of the conditions to Parent's obligations to effect the Merger under Sections 8.1 and 8.2 shall be deemed satisfied or waived.

     7.6  Notification of Certain Matters.  The Company will give prompt notice
          -------------------------------
to Parent of (a) any notice of default received by it subsequent to the date of this Agreement and prior to the Effective Time under any material instrument or material agreement to which it is a party or by which it is bound, which default would, if not remedied, result in a Company Material Adverse Effect or which would render materially incomplete or untrue any representation or warranty made herein, (b) any suit, action or proceeding instituted or, to the knowledge of the Company, threatened against or affecting the Company subsequent to the date of this Agreement and prior to the Effective Time which, if adversely determined, would have a Company Material Adverse Effect or which would render materially incorrect any representation or warranty made herein and (c) any material breach of the Company's covenants hereunder or the occurrence of any event that is reasonably likely to cause any of its representations and warranties hereunder to become incomplete or untrue in any material respect.

     7.7  Additional Actions.  Subject to the terms and conditions of this
          ------------------
Agreement, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, or to remove any injunctions or other impediments or delays, to consummate and make effective the Merger and the other transactions contemplated by this Agreement, subject, however, to the appropriate vote of stockholders of the Company required so to vote as described in Section 1.5 hereof. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either of Merger Sub or the Company, the proper officers and directors of each corporation which is a party to this Agreement shall take all such necessary action.

     7.8  Interference with Transactions.  The Company, prior to the Effective
          ------------------------------
Date shall not (a) take any action which, in the reasonable judgment of Parent, would impede, interfere with or attempt to discourage the transactions contemplated by this Agreement or the Stockholder Agreements, (b) amend, revoke, withdraw or modify the approval of Parent's and Merger Sub's acquisition of the Company Common Stock, the Merger and the other transactions contemplated hereby so as to render the prohibitions contained in Sections 78.411 to 78.444 of the NRS applicable to the Merger or the other transactions contemplated hereby as a result of the failure to satisfy the requirements of Section 78.438 or 78.439 thereof, or (c) without limiting the generality of Section 6.4, amend, revoke, repeal, withdraw, restrict or modify the Control Share Opt-Out Bylaw for any reason whatsoever, or permit (whether by action of the Company's Board of Directors or stockholders or otherwise) the Control Share Opt-Out Bylaw to be amended, revoked, repealed, withdrawn, restricted or modified for any reason whatsoever, or take any other action which might be expected to render the provisions of NRS Sections 78.378 through 78.3793 applicable to the Company or which would otherwise jeopardize the right of Parent and Merger Sub to exercise all voting and other rights with respect to Shares acquired by them.

     7.9  Publicity.  So long as this Agreement is in effect and subject to
          ---------
Section 7.1 hereof, neither the Company nor any of its affiliates shall issue or cause the publication of any press release or other announcement with respect to the Merger, this Agreement or the other transactions contemplated hereby without prior consultation with Parent, except as may be required by law or by any listing agreement with a national securities exchange.

     7.10 Opinion of Company Counsel.  Prior to the Effective Time, the Company
          --------------------------
shall cause to be delivered to Parent an opinion, dated the Closing Date, of Jones Vargas, counsel for the Company, with respect to matters customarily covered in legal opinions in transactions of this type, in form and substance reasonably satisfactory to Parent and its counsel.

     7.11 Resignation of Directors.  Prior to the Effective Time, the Company
          ------------------------
shall deliver to Parent evidence satisfactory to Parent of the resignation of such directors of the Company as Parent shall specify, which resignations shall be effective at the Effective Time.

     7.12 Parent Consent to Merger.  Parent, in its capacity as holder of all of
          ------------------------
the Company's 16.5% First Mortgage Notes Due March 31, 2005 (the "FIRST MORTGAGE NOTES") (and as holder of that certain Convertible Subordinated Note dated September 24, 1996, originally made by the Company in favor of Diversified Opportunities Group Ltd. when it acquires such Convertible Note pursuant to the Stockholder Agreement with Jacobs), hereby consents to the Merger and the other transactions contemplated hereby, all subject to the terms set forth herein.

     7.13   Parent Consent to Deferral of March Interest Payment on First
            -------------------------------------------------------------
Mortgage Notes.  At the request of the Company, Parent, in its capacity as
--------------
holder of all the First Mortgage Notes hereby agrees that the Company may, at its option, defer payment of all or any portion of the March 31, 1998 interest payment that will become due on the First Mortgage Notes (the "Deferred Interest"); provided, however that (i) the Deferred Interest will become due and payable on September 30, 1998 along with the regular September 30, 1998 interest payment and (ii) the Deferred Interest will accrue interest at the same rate that interest accrues on the principal amount of the First Mortgage Notes and such accrued interest on the Deferred Interest shall be due and payable on September 30, 1998. The Company may pay the Deferred Interest and any interest thereon at any time prior to September 30, 1998.

                                  ARTICLE VIII
                                   CONDITIONS

     8.1  Conditions to each Party's Obligations to Effect the Merger.  The
          -----------------------------------------------------------
respective obligations of the parties to effect the Merger shall be subject to the satisfaction or waiver, on or prior to the Closing Date, of the following conditions:

          (a)  Regulatory Approvals.  Other than the filing of the Articles of
               --------------------
Merger in accordance with the NRS, all licenses, permits, registrations, authorizations, consents, waivers, orders or other approvals of Governmental Authorities required to be obtained, and all filings, notices or declarations required to be made by the parties and their subsidiaries, officers, directors and affiliates in order to consummate the Merger and the transactions contemplated by this Agreement, and in order to permit the Company to conduct its business in the jurisdictions regulated by the Gaming Authorities after the Effective Time in the same manner as conducted by the Company or its subsidiaries prior to the Effective Time (all such approvals and the expiration of all such waiting periods being referred to herein as the "REQUISITE REGULATORY APPROVALS") shall have been obtained or made, and no such approval shall contain any conditions, limitations or restrictions which Parent reasonably determines in good faith will have or reasonably be expected to have a Company Material Adverse Effect.

          (b)  Legal Action.  No temporary restraining order,  preliminary
               ------------
injunction or permanent injunction or other order precluding, restraining, enjoining, preventing or prohibiting the consummation of the Merger shall have been issued by any Federal, state or foreign court or other governmental or regulatory authority and remain in effect.

          (c)  Statutes.  No Federal, state, local or foreign statute, rule or
               --------
regulation shall have been enacted which prohibits, restrains, enjoins or restricts the consummation of the Merger, would limit Surviving Corporation's conduct of its business or would make the consummation of the Merger illegal.

          (d)  Stockholder Approval.  Subject to Section 1.6, this Agreement and
               --------------------
the transactions contemplated hereby shall have been approved and adopted by the requisite affirmative vote of the holders of the Company Common Stock as described in Section 15, in accordance with applicable law.

          (e)  HSR Waiting Period.  All waiting periods applicable to the
               ------------------
consummation of the Merger under the HSR Act shall have expired or been terminated.

          (f)  Parent to Fund Paying Agent.  On or prior to the Effective Time,
               ---------------------------
Parent shall have deposited with the Paying Agent the funds to which holders of Company Common Stock shall become entitled pursuant to Section 2.1(c) hereof.

     8.2  Conditions to Obligations of Parent and Merger Sub to Effect the
          ----------------------------------------------------------------
Merger.  The obligations of Parent and Merger Sub to effect the Merger shall be
------
subject to the
fulfillment at or prior to the Effective Date of the additional following conditions, unless waived by Parent:

          (a)  Representations and Warranties Accurate.  The representations and
               ---------------------------------------
warranties of the Company set forth in this Agreement shall be true and correct in all material respects (i) as of the date hereof and (ii) as of the date of the Closing (provided that in the cases of clauses (i) and (ii) any such representation and warranty made as of a specific date shall be true and correct as of such specific date), and Parent and Merger Sub shall have received a certificate signed by the president and the chief financial officer of the Company to such effect.

          (b)  No Material Breach.  The Company shall have performed in all
               ------------------
material respects all obligations and covenants required to be performed by it under this Agreement prior to or as of the date of the Closing, and Parent and Merger Sub shall have received a certificate signed by the president and the chief financial officer of the Company to such effect.

          (c)  No Material Adverse Change.  There shall have been no material
               --------------------------
adverse change in the business, assets (tangible or intangible), results of operations, liabilities, prospects or financial condition of the Company after the date hereof through the Effective Date.

          (d)  Consents Received.  Parent and the Company shall have received
               -----------------
all third-party consents and approvals required to be obtained by the Company or Parent in connection with the transactions contemplated hereby, under any contract to which the Company or Parent (or any of their respective subsidiaries) may be a party, except for such third-party consents and approvals as to which the failure to obtain, either individually or in the aggregate, would not reasonably be expected to result in a Company Material Adverse Effect.

          (e)  Consent Under Holiday Inn License Agreement.  Without limiting
               -------------------------------------------
the generality of Section 8.2(d) hereof, within sixty (60) days of the date hereof Parent shall have received the written consent to the Merger and the transactions contemplated hereby (including without limitation Parent's acquisition of Shares pursuant to the Stockholder Agreements) of the licensor under that certain Holiday Inn Conversion License Agreement dated December 16, 1993, as amended, between HIFI and the Company, which consent shall be obtained without any payment required of, or penalty imposed on, Parent, Merger Sub or the Company.

          (f)  Termination of Options and Warrants.  Parent shall be satisfied,
               -----------------------------------
in its sole discretion, that, without payment made in respect thereof, all warrants, options and other rights to purchase Company Securities either have been terminated or will terminate at the Effective Time or will constitute only the right to receive the Option/Warrant Spread, other than the Compensation Options which will continue in accordance with their terms.

          (g)  Title Policy.  Parent shall have obtained the unconditional
               ------------
commitment of Nevada Title Company to issue its ALTA form of owner's policy of title insurance with endorsements designated by Parent (the "TITLE POLICY") in favor of the Company and Parent insuring that the Company is the fee owner of the Company Owned Property in the amount of $101 million, subject to no exceptions or exclusions other than those (i) of the exceptions or exclusions shown on Schedule 4.18 hereof which in the reasonable judgment of Parent do not
         -------------
materially adversely affect the use or value of the Owned Properties, or (ii) which are created subsequently to the date hereof with the consent of Parent, or
(iii) which are reflected as indebtedness of the Company on the Draft September 30, 1997 Balance Sheet.

          (h)  No Breach of Stockholder Agreements.  None of the other parties
               -----------------------------------
to either of the Stockholder Agreements shall have breached any representation, warranty or covenant set forth in such agreements.

          (i)  Maximum Number of Dissenting Shares.  The number of shares of
               -----------------------------------
Company Common Stock as to which the holders thereof have purported to exercise dissenters' rights, if any, with respect to the Merger shall not exceed ten percent (10%) of the total number of shares of Company Common Stock outstanding as of the record date for the Special Meeting.

                                   ARTICLE IX
                                  TERMINATION

     9.1  Termination.  Anything herein or elsewhere to the contrary
          -----------
notwithstanding, this Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after stockholder approval thereof:

          (a)  By Mutual Consent.  By mutual consent of Parent and the Company.
               -----------------

          (b)  By Any Party.  By Parent or Merger Sub, or by the Board of
               ------------
Directors of the Company:

               (i) if the Merger shall not have been consummated on or prior to June 30, 1998; provided, however, that the right to terminate this Agreement
               --------  -------
under this Section 9.1(b)(i) shall not be available to any party whose failure to fulfill any material obligation under this Agreement has been the cause of, or resulted in, the failure of the Merger to be consummated on or prior to such date; or

               (ii) if a court of competent jurisdiction or other governmental or regulatory authority shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties hereto shall use their reasonable efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable.

          (c)  By Parent or Merger Sub.  By Parent or Merger Sub:
               -----------------------

               (i) if neither Parent nor Merger Sub is in material breach of this Agreement and the Board of Directors of the Company shall have withdrawn, modified or changed in a manner adverse to Parent or Merger Sub its approval or recommendation of this Agreement or the Merger or shall have approved or recommended an Acquisition Proposal; or

               (ii) if any approval of the stockholders of the Company contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at the Special Meeting or at any adjournment or postponement thereof; or

               (iii) if any person or group (other than Parent or any of its affiliates) acquires beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership, of 25% or more of the outstanding Company Common Stock or the voting power of the Company's equity securities, whether by purchase of outstanding shares from third parties or by exercise of currently-existing or newly-issued options or warrants; or

               (iv) if the Company breaches or fails in any material respect to perform or comply with any of its material covenants and agreements contained herein (including without limitation the covenants in Article ), or breaches any of its representations or warranties contained herein, in any material respect; or

               (v) if the Control Share Opt-Out Bylaw is amended, revoked, repealed, withdrawn, restricted or modified in any respect; or

               (vi) if any of the other parties to either of the Stockholder Agreements commits any material breach of, or fails in any material respect to perform or comply with any of its material covenants and agreements contained in, such agreement, or breaches any of its representations or warranties contained therein in any material respect.

          (d)  By the Company.  By the Company, if Parent or Merger Sub breaches
               --------------
or fails in any material respect to perform or comply with any of their respective material covenants and agreements contained herein, or breaches any of their respective representations or warranties contained herein, in any material respect, which breach shall not have been cured in the case of a representation or warranty, prior to the Closing or, in the case of a covenant or agreement, within ten (10) days following receipt by Parent of written notice specifying such breach from the Company.

     9.2  Effect of Termination.  In the event of termination of this Agreement
          ---------------------
as provided in Section 9.1 above, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void and there shall be no liability or obligation on the part of Parent and Merger Sub, or either of them, or the Company, or their respective officers, directors or employees, except (a) for fraud or for willful material breach of this Agreement and (b) as set forth in this Section 9.2 and in Sections 7.2(b) and 10.1 hereof.

                                   ARTICLE X
                              GENERAL PROVISIONS

     10.1 Fees and Expenses.
          -----------------

          (a) Except as contemplated by this Agreement, including Section 10.1(b) and (c) hereof, all costs and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such expenses.

          (b) If Parent or Merger Sub shall terminate this Agreement pursuant to Section 9.1(c)(iii) or 9.1(c)(iv) hereof, then (i) the Company shall pay or cause to be paid to Parent a fee in the amount equal to One Million Dollars ($1,000,000); provided, however, that if Parent or Merger Sub terminate this
              -----------------
Agreement pursuant to Section 9.1(c)(iv) by reason of a breach of the representation and warranty contained in Section 4.2(c) and there remain outstanding warrants, options (other than Compensation Options) and other rights to purchase not more than 500,000 shares of Company Common Stock which have not been terminated or otherwise constitute only the right to receive the Option/Warrant Spread, then Parent shall not be entitled to the payment described in this Section 10.1(b).

          (c)  If Parent or Merger Sub shall terminate this Agreement:

               (x) pursuant to Section 9.1(c)(ii), 9.1(c)(iii) or 9.1(c)(iv) hereof and any of the following events (a "SUBSEQUENT TRANSACTION") occur prior to the date which is nine (9) months after the termination of this Agreement: any person or group (other than Parent) shall have entered into a definitive agreement or agreement in principle with the Company or any person holding at least ten percent (10%) of the Company's then outstanding voting securities with respect to an Acquisition Proposal or other business combination with the Company (including a transaction in which the then outstanding shares of the Company Common Stock would, after such business combination, represent less than a majority of the then outstanding common shares of the Company) or any person or group (other than Parent) shall have acquired beneficial ownership (as such terms is defined in Rule 13d-3 under the Exchange Act) of a majority of the voting power of the Company's equity securities, or

               (y) pursuant to Section 9.1(c)(i) or 9.1(c)(v) hereof, then (i) the Company shall pay or cause to be paid to Parent an amount equal to Two Million Dollars ($2,000,000) plus all costs and expenses of Parent and Merger Sub relating to this Agreement and the transactions contemplated hereby (including without limitation fees and expenses of Parent's counsel, accountants and financial advisors). In the event that Parent shall have terminated this Agreement pursuant to Section 9.1(c)(iii) or 9.1(c)(iv) hereof and become entitled to receive the $1,000,000 payment described in Section 10.1(b) hereof, and a Subsequent Transaction occurs prior to the date which is nine (9) months after the termination of this Agreement, then Parent shall be entitled to the payment described in this Section 10.1(c), less any amounts received pursuant to
Section 10.1(b) hereof.

          (d)  Any payments to which Parent may become entitled pursuant to
Section 10.1(b) hereof shall be payable in equal quarterly installments with the first installment being due three months following the relevant triggering event; provided, however, that, in the event the Company issues shares of
       -----------------
capital stock following the date hereof (whether through private placements, public offerings, the exercise of Company Securities or otherwise), the Company shall make additional payments of the fee described in Section 10.1(b) hereof equal to the net cash proceeds of such issuance to Parent within two business days after the later of such issuance or such triggering event and such payment shall be credited against the installment payments due hereunder in reverse order of maturity. Any payments to which Parent may become entitled pursuant to
Section 10.1(c) hereof shall be payable by the Company within two business days after the relevant triggering event.

     10.2 Amendment and Modification.  Subject to applicable law, this Agreement
          --------------------------
may be amended, modified and supplemented in any and all respects, whether before or after any vote of the stockholders of the Company contemplated hereby, by written agreement of the parties hereto, by action taken by their respective Boards of Directors (which in the case of the Company shall include approvals as contemplated in Section 4.3 hereof), at any time prior to the Closing Date with respect to any of the terms contained herein; provided, however, that after the
                                              --------  -------
approval of this Agreement by the stockholders of the Company, no such amendment, modification or supplement shall reduce or change the Merger Consideration.

     10.3 Nonsurvival of Representations and Warranties.  None of the
          ---------------------------------------------
representations and warranties in this Agreement shall survive the Effective
Time.

     10.4 Notices.  All notices and other communications hereunder shall be in
          -------
writing and shall be deemed given upon personal delivery, facsimile transmission (which is confirmed), telex or delivery by an overnight express courier service (delivery, postage or freight charges prepaid), or on the fourth day following deposit in the United States mail (if sent by registered or certified mail, return receipt requested, delivery, postage or freight charges prepaid), addressed to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          (a)  if to Parent or Merger Sub, to:

               Mirage Resorts, Incorporated
               3400 Las Vegas Boulevard South
               Las Vegas, Nevada 89109
               Telecopy No.: (702) 792-7268
               Attn: Daniel Lee and Bruce Levin, Esq.

               with a copy to:

               Irell & Manella LLP
               1800 Avenue of the Stars, Suite 900
               Los Angeles, California  90067
               Telecopy No.: (310) 203-7199
               Attention: C. Kevin McGeehan, Esq.

                                      and

               Bruce A. Leslie, Esq.
               Bernhard & Leslie, Chtd.
               3980 Howard Hughes Parkway . Suite 550
               Las Vegas, Nevada 89109
               Telecopy No.: (702) 650-2995

          (b)  if to the Company, to:

               Boardwalk Casino, Inc.
               3750 Las Vegas Boulevard South
               Las Vegas, Nevada 89109
               Attention: Forrest J. Woodward
               Telecopy No: (702) 739-7918


               with a copy to:

               Jones Vargas
               3773 Howard Hughes Parkway, 3rd Floor South
               Las Vegas, Nevada 89109
               Attention: Gary Goodheart, Esq. and Douglas G. Crosby, Esq. Telecopy No.: (702) 737-7705

     10.5 Definitions; Interpretation.  As used in this Agreement, the term
          ---------------------------
"AFFILIATE(S)" shall have the meaning set forth in Rule 12b-2 under the Exchange Act. When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference shall be to an Article, Section, Exhibit or Schedule to this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     10.6  Specific Performance.  The parties hereto agree that irreparable
           --------------------
damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof (including without limitation
Section 7.1(e) hereof) in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     10.7  Counterparts.  This Agreement may be executed in one or more
           ------------
counterparts, each of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

     10.8  Entire Agreement; No Third Party Beneficiaries.  This Agreement
           ----------------------------------------------
(including the documents and the instruments referred to herein and therein) (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

     10.9  No Control of the Company by Parent Under Gaming Laws.
           -----------------------------------------------------
Notwithstanding any provision contained in this Agreement, Parent shall not have the power, directly or indirectly, to direct or cause the direction of the management and policies of the Company until Parent receives all Requisite Regulatory Approvals under applicable Gaming Laws to acquire control of the Company pursuant to the terms of this Agreement. To the extent that any provision contained in this Agreement would purport to give Parent such power prior to the receipt of all such Requisite Regulatory Approvals, such provision shall be deemed amended to the extent necessary, but only to the extent necessary, so as not to give Parent such power.

     10.10 Severability.  If any term, provision, covenant or restriction of
           ------------
this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

     10.11 Governing Law.  This Agreement shall be governed and construed in
           -------------
accordance with the laws of the State of Nevada (without giving effect to the principles of conflicts of law thereof).

     10.12 Assignment.  Neither this Agreement nor any of the rights, interests
           ----------
or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Merger Sub may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to Parent or to any direct or indirect subsidiary of Parent. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by, the parties and their respective successors and assigns.

     10.13 No Prior Agreements.  Each of the parties hereto acknowledges and
           -------------------
agrees that, prior to the execution of this Agreement on the date hereof, there was no agreement, arrangement or understanding among the parties with respect to the acquisition, disposition, holding or voting of Company Common Stock.

                           [SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

COMPANY:                                 PARENT:

Boardwalk Casino, Inc.                   Mirage Resorts, Incorporated

/s/ Forrest J. Woodward, II               /s/ Daniel Lee
_____________________________            ________________________________
Name: Forrest J. Woodward, II            Name: Daniel Lee
Title: President                         Title: Chief Financial Officer



                                         MERGER SUB:

                                         Mirage Acquisition Sub, Inc.

                                         /s/ Daniel Lee
                                         ________________________________
                                         Name: Daniel Lee
                                         Title: Chief Financial Officer